                                                                    EXHIBIT 2.1

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                                   AGREEMENT
                                      AND
                             PLAN OF REORGANIZATION

                                     AMONG

                            ABRAMS INDUSTRIES, INC.,

                             WEGI ACQUISITION, LLC

                       THE WHEATSTONE ENERGY GROUP, INC.

                                      AND

             THE SHAREHOLDERS OF THE WHEATSTONE ENERGY GROUP, INC.

                         DATED AS OF DECEMBER 19, 2003

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

                               TABLE OF CONTENTS

                                                                                        PAGE
1.       PURCHASE AND SALE OF ASSETS.............................................        1
         1.1.     Acquired Assets................................................        1
         1.2.     Excluded Assets................................................        3

2.       CONSIDERATION; ASSUMPTION OF LIABILITIES................................        4
         2.1.     Consideration..................................................        4
         2.2.     Assumption of Certain Liabilities..............................        4
         2.3.     Obligations Not Assumed........................................        5
         2.4.     Reserved.......................................................        7
         2.5.     Working Capital Adjustment.....................................        7

3.       CLOSING.................................................................        9
         3.1.     Closing........................................................        9
         3.2.     Transactions and Documents at Closing..........................        9

4.       ADDITIONAL AGREEMENTS..................................................        10
         4.1.     Expenses......................................................        10
         4.2.     Brokers.......................................................        10
         4.3.     Publicity.....................................................        10
         4.4.     Access and Inspection; Cooperation............................        10
         4.5.     Covenants Against Competition.................................        10
         4.6.     Unassignable Contracts or Licenses............................        12
         4.7.     Name Change...................................................        13
         4.8.     Taxes.........................................................        13
         4.9.     Employment Agreements; Options................................        14
         4.10.    Assets of Shareholders........................................        15
         4.11.    Payment of Excluded Liabilities...............................        15
         4.12.    Shareholder Release...........................................        15
         4.13.    SEC Documents.................................................        15
         4.14.    Restricted Stock; Certificate Legend..........................        16
         4.15.    Release of Shareholder Guarantees.............................        16
         4.16.    Termination of Investor's Rights Agreement....................        16
         4.17.    Escrow Agreement..............................................        16
         4.18.    Arrangements with VCS and NLI.................................        16
         4.19.    Forgiveness of Debt to Shareholders...........................        17
         4.20.    Registration Rights...........................................        17

5.       REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLERS...............        18
         5.1.     Organization, Authority and Qualification.....................        18
         5.2.     Ownership of Shares; Subsidiaries.............................        19
         5.3.     Capacity; Inconsistent Obligations............................        20

         5.4.     Consents......................................................        20
         5.5.     No Violation; Compliance with Laws............................        20
         5.6.     Possession of Licenses........................................        21
         5.7.     Financial Statements; Financial Condition.....................        21
         5.8.     Liabilities...................................................        21
         5.9.     Title to Properties...........................................        21
         5.10.    Receivables...................................................        21
         5.11.    Personal Property.............................................        22
         5.12.    Real Property.................................................        22
         5.13.    Ability to Conduct Business and Intellectual Property Rights..        23
         5.14.    Contracts.....................................................        23
         5.15.    Insurance.....................................................        24
         5.16.    Litigation; Contingencies.....................................        24
         5.17.    Taxes.........................................................        24
         5.18.    Employment and Labor Matters..................................        25
         5.19.    Employee Benefit Matters......................................        25
         5.20.    Environmental Matters.........................................        27
         5.21.    Absence of Certain Business Practices.........................        27
         5.22.    Agreements and Transactions with Related Parties..............        27
         5.23.    Bank Accounts and Safety Deposit Boxes........................        28
         5.24.    Inventory.....................................................        28
         5.25.    Customer Relations............................................        29
         5.26.    Absence of Changes............................................        29
         5.27.    OSHA and Other Filings........................................        30
         5.28.    Prohibitions on Conduct of Business...........................        30
         5.29.    Investment Representations....................................        31
         5.30.    Full Disclosure...............................................        31

6.       REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT.................        31
         6.1.     Organization..................................................        31
         6.2.     Authorization; No Inconsistent Agreements.....................        31
         6.3.     Inconsistent Obligations......................................        32
         6.4.     Consents......................................................        32
         6.5.     Authorization of Common Stock.................................        32
         6.6.     Financial Statements in SEC Documents.........................        32

7.       INDEMNITIES............................................................        32
         7.1.     Indemnification by the Sellers................................        32
         7.2.     Indemnification by the Purchaser and Parent...................        33
         7.3.     Escrow Fund...................................................        34
         7.4.     Survival......................................................        34
         7.5.     Limitations on Indemnification................................        34

8.       MISCELLANEOUS..........................................................        35
         8.1.     Notices.......................................................        35
         8.2.     Counterparts..................................................        35
         8.3.     Governing Law; Consent to Jurisdiction and Venue..............        35
         8.4.     Waiver of Right to Jury Trial.................................        35
         8.5.     Successors and Assigns........................................        35
         8.6.     Partial Invalidity and Severability...........................        36
         8.7.     Waiver........................................................        36
         8.8.     Headings......................................................        36
         8.9.     Number and Gender.............................................        36
         8.10.    Entire Agreement..............................................        36

9.       DEFINITIONS............................................................        36

                      AGREEMENT AND PLAN OF REORGANIZATION

                  THIS AGREEMENT AND PLAN OF REORGANIZATION (the "AGREEMENT") is made and entered into as of the 19th day of December, 2003 (the "CLOSING DATE"), by and among ABRAMS INDUSTRIES, INC., a Georgia corporation ("PARENT"), WEGI ACQUISITION, LLC, a Georgia corporation (the "PURCHASER"), THE WHEATSTONE ENERGY GROUP, INC., a Georgia corporation (the "COMPANY"), and the Company's shareholders identified on the signature page below (collectively, the "SHAREHOLDERS" and individually a "SHAREHOLDER") (the Company and the Shareholders are referred to collectively as the "SELLERS" and individually as a "SELLER").

                              W I T N E S S E T H:

                  WHEREAS, the Company is engaged in the provision of energy efficient lighting system installation services including electrical and other related energy conservation services (collectively, the "COMPANY'S SERVICES") (such term and other capitalized terms used herein being defined in ARTICLE 9 or at the places in this Agreement indicated in ARTICLE 9); and

                  WHEREAS, the Company desires to sell and transfer to Purchaser, and Purchaser desires to acquire from the Company, substantially all of the assets of the Company used in connection with providing the Company's Services (the "ACQUIRED BUSINESS"), upon the terms and conditions contained herein; and

                  WHEREAS, the parties intend that the transactions described herein shall constitute a reorganization as defined in Section 368(a) of the Code; and

                  WHEREAS, the parties deem it advisable and in their respective best interests to consummate the transactions described herein;

                  NOW, THEREFORE, for and in consideration of the premises, and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       PURCHASE AND SALE OF ASSETS

         1.1. ACQUIRED ASSETS. Subject to the terms and conditions contained herein, the Sellers shall sell, transfer, convey and assign to Purchaser, and Purchaser shall purchase and acquire from the Sellers, on the Closing, free and clear of all liens, claims and encumbrances, other than those liens, claims and encumbrances described in the DISCLOSURE SCHEDULES (collectively, "PERMITTED ENCUMBRANCES"), all of their right, title and interest in and to all of the assets and properties used or useable in the Acquired Business, except for the Excluded Assets (as defined below) described in PARAGRAPH 1.2 (collectively, the "ACQUIRED ASSETS"). The Acquired Assets shall include without limitation (except as expressly provided in PARAGRAPH 1.2), the following assets of the Acquired Business:

                  (a) all accounts or notes receivable relating to goods or services rendered or fees earned prior to the Closing;

                  (b) all inventory, furniture, fixtures, vehicles, equipment, machinery, leasehold improvements computers, software, information systems and other tangible personal property used or useable in the operation of the Acquired Business, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, including without limitation the items listed in the DISCLOSURE SCHEDULES;

                  (c) all proprietary or confidential information, including, without limitation: (i) trade secrets, technical information, know-how, ideas, designs, processes, procedures, algorithms, discoveries, patents, patent applications, copyrights, and all improvements thereof; (ii) all data, files, books and records, accounting records and information, customer lists, and other client information; and (iii) all of the Acquired Business' other information and intangible property rights including the software program known as TWEG;

                  (d) all trademarks, service marks, and trade names (including, without limitation, the Company's corporate name) and all variations thereof, all registrations and pending applications therefor, and all goodwill associated therewith;

                  (e) except as set forth in the DISCLOSURE SCHEDULES, all of the Sellers' right, title and interest in, to and under all executory contracts, bonds, capital and operating leases, non-compete agreements, licenses, agreements, commitments, arrangements and service agreements which relate to the operation of the Acquired Business or relate to the Acquired Assets, including, without limitation, those set forth in the DISCLOSURE SCHEDULES (collectively, the "ASSIGNED CONTRACTS");

                  (f) choses in action, causes of action, suits, proceedings, claims and demands, whether known or unknown, matured or unmatured, accrued or contingent, against third parties, including the causes of action set forth in the DISCLOSURE SCHEDULES;

                  (g) all licenses, permits, orders and approvals from any federal, state or local governments or any agency, quasi-agency, public corporation or bureau thereof;

                  (h) telephone and facsimile numbers, email addresses, domain names, websites, post office boxes, stationery, forms, labels, shipping material, supplies, catalogs, brochures, art work, photographs, and advertising and promotional materials;

                  (i) all escrowed funds, funds held in trust, or other funds belonging to third parties, and all documents and instruments related thereto, including, without limitation, any cash or cash equivalents relating to future commissions owed to others, whether in the Sellers' possession or the possession of third parties;

                  (j) all of the Company's real property, including fixtures, buildings and improvements, and all appurtenant rights owned by the Sellers;

                  (k) all cash and cash equivalents, including without limitation, all bank accounts, cash, securities, investments of the Company in mutual funds, treasury funds, money market funds, certificates of deposit and other similar investment instruments (whether negotiable or non-negotiable), owned by the Company on the Closing Date, and earnings thereon; and

                  (l) all other assets, costs and estimated earnings in excess of billings, prepaid expenses, advances and deposits of every kind and nature of the Acquired Business, except to the extent expressly excluded in PARAGRAPH 1.2.

         1.2. EXCLUDED ASSETS. Notwithstanding anything in this Agreement to the contrary, the Acquired Assets shall not include (collectively, the "EXCLUDED ASSETS"):

                  (a) any right, title or interest of the Sellers under or related to this Agreement and the agreements contemplated to be executed in connection herewith, including, without limitation, the consideration delivered to the Company pursuant to this Agreement and any other agreements executed in connection herewith;

                  (b) the corporate seals, minutes books, stock books, blank share certificates, tax returns and other records relating to the corporate organization or tax reporting of the Company;

                  (c) any licenses, permits, orders or approvals from any federal, state or local government or any agency or bureau thereof that are not transferable under applicable laws;

                  (d) the shares of capital stock or other equity interests in (i) the Company, (ii) any subsidiary of the Company, and (iii) any Affiliate of any Shareholder or of the Shareholders.

                  (e) all of the Company's insurance policies and rights thereunder, except as set forth in the DISCLOSURE SCHEDULES;

                  (f) all personnel records and other records that the Company is required by law to retain in its possession;

                  (g) all rights in connection with and assets of any employee benefit plan or arrangement of the Company (including, without limitation, the ERISA Plans, any 401(k) plan, any profit sharing plan, employee pension benefit plan, employee welfare benefit plan, bonus plan, stock option or equity incentive plan, warrant or severance plan or arrangement) or any employment, severance, consulting, change-in-control or similar agreement, except as set forth in the DISCLOSURE SCHEDULES;

                  (h) the software product or products owned by Escolutions, LLC and licensed by Escolutions, LLC to the Company; for avoidance of doubt, the Company's license to use such software shall be included in the Assigned Contracts;

                  (i) all claims (and benefits to the extent they arise therefrom) and litigation against third parties to the extent that such claims and litigation relate to any Excluded Assets or Excluded Liabilities;

                  (j) any rights to any of the Company's claims for any federal, local or state tax refunds; and

                  (k) prepaid expenses and deposits as set forth in the DISCLOSURE SCHEDULES and only to the extent that Purchaser does not assume a corresponding liability hereunder and rights arising from prepaid expenses with respect to the Excluded Assets.

2.       CONSIDERATION; ASSUMPTION OF LIABILITIES

         2.1.     CONSIDERATION.

                  (a) General. In consideration of the sale, assignment, transfer and conveyance of the Acquired Assets, and in reliance upon the covenants, representations and warranties made herein by the Sellers, Parent and Purchaser shall deliver the Stock Consideration to the Company (in the manner set forth in ARTICLE 3) and assume the Assumed Liabilities. The "STOCK CONSIDERATION" shall consist of the number of whole shares of the Common Stock, $1.00 Par Value Per Share, of the Parent (the "COMMON STOCK"), whose aggregate value (as calculated in accordance with the next sentence) equals $100,000 (with any partial shares that would otherwise be issued being rounded up to a whole share). The calculation in the preceding sentence shall be based upon a per share value equal to the average of the closing prices, without regard to trading volume, for shares of the Common Stock on the Nasdaq National Market as reported on the Internet website "www.nasdaq.com," or if such website is unavailable, as reported in The Wall Street Journal, for each of the 30 days upon which the Common Stock has traded immediately preceding the third Business Day before the Closing Date.

                  (b) Best Price. The Sellers represent that they or their agents conducted a diligent market test that was designed to secure the highest and best price reasonably available for the Acquired Assets. The parties acknowledge that the total consideration and the other terms of this Agreement were negotiated on an arm's-length basis.

         2.2. ASSUMPTION OF CERTAIN LIABILITIES. Except as provided in PARAGRAPH 2.3, Purchaser agrees to assume on the Closing, and to pay or perform, in accordance with their terms, only the following fixed and determinable obligations and liabilities of the Company relating to the Acquired Business or the Acquired Assets (collectively the "ASSUMED LIABILITIES"):

                  (a) all obligations of the Company under the Assigned Contracts listed in the DISCLOSURE SCHEDULES, in each case, arising and to be performed only after the Closing, and excluding any obligations thereunder arising or to be performed prior to the Closing; provided, however, that Purchaser will not assume any obligation or liability resulting from or arising out of any penalty, default, breach, performance or non-performance by the Company under or with respect to any of the Assigned Contracts;

                  (b) the current liabilities of the Company of the types specified in SCHEDULE A (provided, that the assumption of liabilities to NLI and VCS shall be governed by PARAGRAPHS 2.2(C) and (D), respectively), to be assumed through the payment of cash or delivery of promissory notes or through such other method described herein or as determined by Purchaser; provided, however, the Purchaser shall not assume (i) the amount by which the current liabilities cause the Working Capital of the Company (as determined in PARAGRAPH 2.5) to be less than $679,182; and (ii) any Excluded Liability;

                  (c) debt for borrowed funds owed by the Company to National Loan Investors, LP ("NLI") as reflected on the Reference Date Balance Sheet under the items Wachovia Line of Credit and Wachovia - Auto Loans, to be assumed and or repaid as set forth in the DISCLOSURE SCHEDULES; provided, however, the Purchaser shall not assume any amount of such debt in excess of $1,000,000 (minus any additional interest or similar interest or charges incurred because of any default of the Sellers or failure to comply with covenants);

                  (d) debt for borrowed funds owed by the Company to Venture Capital Solutions, L.P. ("VCS") as reflected on the Reference Date Balance Sheet under the item Venture Capital Solutions to be assumed and or repaid as set forth in the DISCLOSURE SCHEDULES; provided, however, the Purchaser shall not assume any amount of such debt in excess of $295,000 (minus any additional interest or similar interest or charges incurred because of any default of the Sellers or failure to comply with covenants); and

                  (e) the obligations of the Company set forth in the DISCLOSURE SCHEDULES which reference this PARAGRAPH 2.2(E).

         2.3. OBLIGATIONS NOT ASSUMED. Except for the Assumed Liabilities, Purchaser shall not assume any obligation or liability of the Sellers of any kind, and the Sellers shall pay, satisfy and perform all of its obligations, other than the Assumed Liabilities, whether fixed, contingent, known or unknown, and whether existing as of the Closing or arising thereafter. Without limiting the generality of the foregoing, under no circumstances shall Purchaser be deemed to assume any liability or obligation of the Sellers arising out of or relating to any of the following (collectively, the "EXCLUDED LIABILITIES"):

                  (a) any actual or alleged tortious conduct of the Sellers or any of their employees or agents, any claim against the Sellers for breach of any contract or any claim predicated on fraud or strict liability or any similar legal theories;

                  (b) any failure to comply with any applicable Law prior to the Closing (including, without limitation, any antitrust Law or Environmental Law, and any Laws concerning leased employees or similar arrangements), or any losses or expenses due that are incurred prior to the Closing or that are incurred after the Closing as a result of events occurring or acts or omissions existing prior to the Closing (whether or not such losses, expenses or events have been reported as of the Closing), including, without limitation, workers compensation claims and any losses or expenses regardless of whether such claims and losses are fully covered by insurance policies of the Company in effect as of the Closing;

                           (c)      any business or business activity of the
Company that is not part of the Acquired Business or any asset that is not an Acquired Asset;

                           (d)      any lien, claim or encumbrance on any
Acquired Asset, except for the Permitted Encumbrances;

                           (e)      any Liability of the Sellers for taxes, if
any, in connection with, resulting from or arising out of the negotiation, authorization, preparation, execution and performance of this Agreement or the transactions contemplated hereby;

                           (f)      any Liability of the Sellers for any Taxes
for periods ending on or prior to the Closing Date payable by any Seller;

                           (g)      any Liability of the Company under or
arising by reason of this Agreement;

                           (h)      any Liability of the Company to Related
Parties, including without limitation any note or other payable due to Company shareholders (including, without limitation, the amount shown as "due to stockholders" on the Reference Date Balance Sheet) or any Liability to Escolutions, LLC, except as otherwise provided in the DISCLOSURE SCHEDULES;

                           (i)      any Liability of the Company under an
Assigned Contract or under any agreement or arrangement with NLI or VCS resulting from any penalty, late fee, default, breach, performance or non-performance by the Company, including, without limitation, the payment of any amounts that may be due and owing by the Company as of the Closing to any party of such Assigned Contract that has not been paid by the Company as of the Closing, including without limitation past due rent or lease payments or license fees and associated late fees, penalties, interest or Taxes with respect to any real or personal property occupied or operated by the Company (including without limitation leased offices, equipment and software);

                           (j)      any employee benefit plan or arrangement of
the Company (including, without limitation, the ERISA Plans, the Benefit Plans, any 401(k) plan, any profit sharing plan, employee pension benefit plan, employee welfare benefit plan, bonus plan, stock option or equity incentive plan, warrant or severance plan or arrangement), except as otherwise provided in the DISCLOSURE SCHEDULES;

                           (k)      any employment, severance,
change-in-control, consulting or similar agreement between the Company and other Persons, except as otherwise provided in the DISCLOSURE SCHEDULES;;

                           (l)      any Liability relating to an Excluded
Asset;

                  (m) any Liability of the Company to distribute to any Shareholder or other Person all or any part of the Stock Consideration;

                  (n) any Liability of the Company for accrued or declared dividends or distributions;

                  (o)      any Liability for unpaid compensation;

                  (p) any COBRA continuation coverage to qualified beneficiaries (within the meaning of COBRA) with respect to a qualifying event (within the meaning of COBRA) occurring prior to the Closing Date, or with respect to a qualifying event occurring after the Closing Date which extends the COBRA continuation period for any qualified beneficiary that became such prior to the Closing Date, which claims shall include, without limitation, any future premium increases with respect to health benefits attributable to the experience of the Purchaser with respect to the qualified beneficiaries referred to in this clause (p) and any claims paid by Purchaser in excess of the premiums paid for COBRA by such qualified beneficiaries;

                  (q) any Liability not reflected on, reserved against or accrued on the Reference Date Balance Sheet or incurred since the Reference Date otherwise than in accordance with GAAP or otherwise than in the ordinary course of business consistent with the Company's past experience during the periods covered by the Financial Statements (except as expressly provided in PARAGRAPH 2.2(a), but giving effect to all other provisions of this PARAGRAPH 2.3); and

                  (r)      any Liability set forth in the DISCLOSURE SCHEDULES.

Notwithstanding any other provision of this Agreement, the obligations of the Sellers pursuant to this Paragraph shall survive the Closing and the transactions contemplated by this Agreement.

         2.4.     RESERVED.

         2.5.     WORKING CAPITAL ADJUSTMENT.

                  (a) Preliminary Closing Balance Sheet. Within 60 days after the Closing Date, Purchaser shall have prepared and delivered to the Sellers an audited balance sheet of the Company as of immediately prior to the Closing prepared in conformity with GAAP (such balance sheet being referred to as the "PRELIMINARY CLOSING BALANCE SHEET"). The line items and other characteristics of the Preliminary Closing Balance Sheet and Final Closing Balance Sheet (as defined below) shall be prepared and calculated consistently with the Reference Date Balance Sheet. For the avoidance of doubt, the Preliminary Closing Balance Sheet and Final Closing Balance Sheet shall include as Liabilities of the Company all amounts forgiven by lenders, vendors and other creditors of the Company contingent upon, or upon the effectiveness of the Closing. Purchaser shall simultaneously deliver to Sellers such workpapers, ledgers, accounting records, trial balances and other information as Sellers may require or request in order to examine the Preliminary Balance Sheet.

                  (b) Final Closing Balance Sheet. (i) The Sellers shall have 20 Business Days following receipt of the Preliminary Closing Balance Sheet in which to notify the Purchaser of any dispute, disagreement or requested clarification ("DISPUTE") of any item contained therein, which notice shall set forth in reasonable detail the basis for such Dispute. The Purchaser and Sellers shall cooperate in good faith to resolve any Dispute for a period of 20 Business Days following the date of receipt by the Purchaser of the Sellers' notice of Dispute. If the Dispute is resolved within such period, the Preliminary Closing Balance Sheet shall be revised by the Purchaser, if necessary, to be in accordance with the agreement of the Purchaser and Sellers, and shall thereupon become the "FINAL CLOSING BALANCE SHEET," and shall become final and be considered accepted by the parties.

                  (ii) If the Sellers do not notify the Purchaser of any Dispute within 20 Business Days of receipt of the Preliminary Closing Balance Sheet, the Preliminary Closing Balance Sheet shall be deemed to be the Final Closing Balance Sheet without revision or change, and shall become final and be considered accepted by the parties.

                  (iii) If the Purchaser and Sellers are unable to resolve any such Dispute, such Dispute shall be resolved by a mutually acceptable accounting firm of national standing in the United States, provided, however, there shall be excluded from such role the parties' regular accounting firms, any accounting firms involved in the review of the Company prior to the consummation of the transactions contemplated by this Agreement and any accounting firms involved in the preparation, review or audit of the Preliminary Closing Balance Sheet. If the Purchaser and Sellers fail to mutually agree upon such accounting firm, Ernst & Young, LLP, shall be selected as the accounting firm to resolve such Dispute. The fees and expenses of such firm will be paid by the party who does not prevail in such resolution by the accounting firm.

                  (c) Working Capital Adjustment. (i) If the total current assets of the Company minus the total current liabilities as set forth in the Final Closing Balance Sheet, subject to the adjustments in PARAGRAPH 2.5(C)(II), ("WORKING CAPITAL") is less than $679,182, such difference shall be referred to as the "SHORTFALL". Sellers shall promptly pay the first $100,000 of the Shortfall to the Purchaser. The Sellers may pay the Shortfall in cash or in Common Stock of the Parent; provided, that Sellers may pay no more than $100,000 of any Shortfall in Common Stock of the Parent. The calculation in the preceding sentence of this PARAGRAPH 2.5(C) shall be based upon a per share value equal to the last closing price for shares of the Common Stock on the Nasdaq National Market as reported on the Internet website "www.nasdaq.com," or if such website is unavailable, as reported in The Wall Street Journal, on the day the Final Closing Balance Sheet becomes final and binding upon the parties.

                  (ii) For purposes of the calculation of Working Capital in this PARAGRAPH 2.5(C), there shall be excluded from the current liabilities of the Company the amounts set forth in SCHEDULE A hereto under the columns "Cash Payments by Abrams," "Debt Assumption by Abrams," "Stock Payments by Abrams" and "Debtor Concessions." Such amounts shall be excluded from the particular items on the Final Closing Balance Sheet which correspond to the particular items such amounts appear in the same row as in SCHEDULE A.

                  (ii) If the Shortfall exceeds the amount of $100,000, then in addition to the payment to Purchaser of the first $100,000 of such Shortfall, Sellers shall pay the Purchaser the amount by which the Shortfall exceeds $100,000 promptly after the employment of Shareholders by Parent, Purchaser or their Affiliates is terminated; provided, however, that a Shareholder shall not be liable for the payment to Purchaser of such excess (subject to the cap referenced in the next clause) if such Shareholder's employment is terminated (x) by Parent, Purchaser or their Affiliates for any reason other than Cause (as defined in the employment agreement for such Shareholder); or (y) after the second anniversary of the date of this Agreement; provided, further, that if the amount of the Shortfall exceeds $477,473, Sellers shall remain liable under all circumstances for the amount by which the Shortfall exceeds $452,473, and shall promptly pay such excess after the Final Closing Balance Sheet becomes final and is considered accepted by the parties.. The liability of the Shareholders pursuant to this PARAGRAPH 2.5(C)(III) (other than the last proviso of the preceding sentence, liability under which shall be joint and several) shall be several and not joint, and shall each Shareholder shall be responsible for 50% of any liability under this PARAGRAPH 2.5(C)(III).

3.       CLOSING

         3.1. CLOSING. The consummation of the transactions contemplated in this Agreement (the "CLOSING") shall take place at the offices of Kilpatrick Stockton LLP, 1100 Peachtree Street, Atlanta, Georgia, at 10:00 a.m., Atlanta time, on December 19, 2003 or at such other place and time as the parties shall mutually agree.

         3.2.     TRANSACTIONS AND DOCUMENTS AT CLOSING.

                  (a) Parent and Purchaser's Deliveries. At the Closing, Parent and Purchaser shall remit the Stock Consideration, and shall execute and deliver to the Company the documents described in the DISCLOSURE SCHEDULES. Remission of the Stock Consideration shall be deemed to have been made if the Parent causes a letter of instruction to be transmitted to the Parent's transfer agent and registrar at the Closing instructing such transfer agent and registrar to issue a certificate representing the Stock Consideration, and mail the same to the Escrow Agent to hold in accordance with the Escrow Agreement.

                  (b) Sellers' Deliveries. At the Closing, the Sellers shall execute and deliver to Parent and Purchaser the documents described in the DISCLOSURE SCHEDULES.

                  (c) All deliveries, payments, and other transactions and documents relating to the Closing shall be interdependent, and none shall be effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived in writing satisfaction or performance thereof as a condition precedent to Closing).

                  (d) Each party shall, at the request of any other party from time to time and at any time, whether on or after the Closing, and without further consideration, execute and deliver such deeds, assignments, transfers, assumptions, conveyances, powers of attorney, receipts, acknowledgments, acceptances and assurances as may be reasonably necessary to procure for the party so requesting, and its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any and all of the Acquired Assets or the Acquired Business, or for the assumption of the Assumed Liabilities, or otherwise to satisfy and perform the obligations of the parties hereunder.

4.       ADDITIONAL AGREEMENTS

         4.1. EXPENSES. Except as otherwise provided herein or agreed to by the parties, all expenses incurred by Purchaser and Parent in connection with the negotiations among the parties, and the authorization, preparation, execution and performance of this Agreement and the transactions contemplated hereby shall be paid by Purchaser or Parent, as the case may be. Except as otherwise provided herein or agreed to by the parties, all expenses incurred by the Sellers in connection with the negotiations among the parties, and the authorization, preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby shall be paid by the Sellers.

         4.2. BROKERS. Purchaser shall indemnify the Sellers and hold them harmless from and against all claims or demands for commissions or other compensation by any broker, finder, or similar agent claiming to have been engaged or employed by or on behalf of Parent or Purchaser. The Sellers shall indemnify Parent and Purchaser and hold them harmless from and against all claims or demands for commissions or other compensation by any broker, finder or similar agent claiming to have been engaged or employed by or on behalf of the Sellers (or any of them) (other than the issuance of options or warrants for 10,000 shares of Common Stock of the Parent on such terms as agreed to by the Parent).

         4.3. PUBLICITY. All press releases and other public announcements respecting the subject matter hereof shall be made only by Parent; provided, however, that the Parent shall provide the Company with a copy of the initial press release or public disclosure respecting the subject matter hereof and provide the Company with an opportunity to comment upon it.

         4.4. ACCESS AND INSPECTION; COOPERATION. No investigation made heretofore by any party hereto or their agents shall limit or affect the representations, warranties, covenants and indemnities of the other parties hereunder. The parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations hereunder, and all parties shall use commercially reasonable efforts to consummate the transactions contemplated herein and to fulfill their obligations hereunder. From time to time and at any time, at the Purchaser's or Parent's request, whether on or after the date hereof, and without further consideration, the Sellers shall execute and deliver such further documents and instruments of conveyance, assignment, and transfer and shall take such further reasonable actions as may be necessary or desirable, in the opinion of the Parent or Purchaser, in connection with the consummation of the transactions described herein.

         4.5. COVENANTS AGAINST COMPETITION. (a) In order to induce Purchaser and Parent to enter into this Agreement, each Seller agrees that each of them will not, without the prior written consent of the Parent, for their own account or jointly with another, directly or indirectly, for or on behalf of any Person, as principal, agent or otherwise:

                  (i) for a period of two (2) years immediately following the Closing Date, engage or invest in, or own, control, manage or participate in the ownership, control or management of, or render services or advice to, or lend his name to, any business engaged, or which such Seller reasonably knows is undertaking to become engaged, within the geographic locations set forth in the DISCLOSURE SCHEDULES (which is the territory in which the Company currently does business and the territory into which the parties reasonably expect the business to expand), in any of the Company's Services, except on behalf of Parent or Purchaser or their respective Affiliates; provided, however, that with respect to any Shareholder who accepts an offer of employment from the Purchaser or an Affiliate and whose employment is either subsequently terminated by the Purchaser or an Affiliate for any or no reason other than for Cause (as defined in the employment agreement for such Shareholder), this PARAGRAPH 4.5(A)(I) shall immediately terminate with respect to such Shareholder upon such termination of employment;

                  (ii) for a period of two (2) years immediately following the Closing Date, solicit, call upon or attempt to solicit the patronage of any Person to whom the Company sold or provided any of the Company's Services during the two (2) year period prior to the Closing Date, for the purpose of obtaining the patronage of any such Person for the purchase of such services, except on behalf of Parent or Purchaser or their respective Affiliates;

                  (iii) for a period of two (2) years immediately following the Closing Date, solicit or induce, or in any manner attempt to solicit or induce, any person employed or engaged by Parent or Purchaser in any capacity (including, without limitation, as an employee, distributor, independent contractor or agent), to leave such employment or engagement, whether or not such employment or engagement is pursuant to a contract or is at will;

                  (iv) for a period of two (2) years immediately following the Closing Date, use, or disclose or reveal to any Person, any Confidential Information of the Parent or Purchaser; or

                  (v) at any time after the Closing Date, disclose or reveal to any Person, any Trade Secrets of the Parent or Purchaser except on behalf of Parent or Purchaser or their respective Affiliates; provided, however, that such restriction shall terminate upon the later to occur of (x) the second anniversary of the Closing and (y) the time as such information no longer qualifies as a Trade Secret.

                  (b) Notwithstanding anything herein to the contrary, it shall not be a breach of the covenants contained in subparagraph (a) above for the Company or any Shareholder to own not more than two percent (2%) of the equity interests of any Person whose equity interests are publicly traded.

                  (c) Although the parties have, in good faith, used their best efforts to make the provisions of this PARAGRAPH 4.5 reasonable in both geographic area and in duration, and it is not anticipated, nor is it intended, by any of the parties hereto that a Forum of competent jurisdiction would find it necessary to reform the provisions hereof to make it reasonable in both geographic area and in duration, or otherwise, the parties understand and agree that if a Forum of competent jurisdiction determines it necessary to reform the scope of this PARAGRAPH 4.5 in order to make it reasonable in either geographic area or duration, or otherwise, damages, if any, for a breach hereof, as so reformed, would be deemed to accrue to Purchaser as of and from the date of such a breach only insofar as the damages for such breach relate to an action which occurred within the scope of the geographic area and duration as so reformed.

                  (d)      Noncompete Definitions.

                  (i) "CONFIDENTIAL INFORMATION" means any confidential, proprietary business information or data belonging to or pertaining to Purchaser or Parent (including information and data purchased by Purchaser from the Sellers pursuant to the transactions contemplated by this Agreement), that does not constitute a "Trade Secret" (as hereinafter defined) and that is not generally known by or available through legal means to the public, including, but not limited to, information regarding Purchaser's and Parent's customers or actively sought prospective customers, suppliers, manufacturers and distributors gained by any Seller as a result of their relationship with Purchaser and Parent.

                  (ii) "TRADE SECRETS" means information or data of or about Purchaser or Parent (including information and data purchased by Purchaser from the Company pursuant to the transactions contemplated by this Agreement), including but not limited to technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, strategic plans, products plans, or lists of actual or potential customers, distributees or licensees, information concerning Purchaser's or Parent's finances, services, staff, contemplated acquisitions, marketing investigations and surveys, that
         (i) are not commonly known by or available to the public; (ii) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (iii) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.

         4.6. UNASSIGNABLE CONTRACTS OR LICENSES. Notwithstanding any provision of this Agreement to the contrary, to the extent that any Assigned Contract or license to be assigned or transferred to Purchaser hereunder requires the consent of any other party, the Company shall not be deemed to have assigned or transferred any such contract or license, and Purchaser shall not be deemed to have assumed or received any such contract or license, unless and until such consent shall have been obtained. Purchaser may waive the obtaining of any such consent as a condition to Closing, and to the extent waived by Purchaser, the Company and Purchaser agree to use their reasonable best efforts to obtain the necessary consents to the assignment or transfer of any such contract or license. If the Purchaser elects to proceed with Closing, until any necessary consent to the assignment or transfer of an Assigned Contract or license is obtained, the Company and Purchaser shall cooperate with the other party in any reasonable arrangement which provides Purchaser with the benefits under such contract or license, including enforcement by the Purchaser of any and all rights of the Company arising out of any breach or cancellation by the other party thereto. All Liabilities and expenses arising on and after the Closing under any such contract or license as to which the necessary consent has not been obtained and whose benefits are being enjoyed by Purchaser shall be for the account of Purchaser, and the Company shall be promptly reimbursed by Purchaser for any such Liabilities or expenses which the Company may be required to pay or incur thereunder.

         4.7. NAME CHANGE. At the Closing, the Company and the Shareholders shall take all necessary corporate action and shall execute and deliver such documents in such form as is appropriate for filing with the office of the Secretary of State of its state of incorporation amending its articles or certificate of incorporation to legally change its name to a name approved by Parent in advance.

         4.8. TAXES. (a) S Corporation Status. The Company currently has in effect a valid election to be taxed as an S corporation within the meaning of Sections 1361 and 1362 of the Code, and such election has validly been in effect since the incorporation of the Company. The Sellers will not revoke the Company's election to be taxed as an S corporation or take or allow any action (other than the consummation of the transactions contemplated by this) that would result in the termination of the Company's status as a validly electing S corporation, if such revocation would have an adverse effect on the Parent's or Purchaser's Tax treatment of the Acquired Assets or Assumed Liabilities.

                  (b) Tax Periods Ending on or before the Closing. The Sellers shall prepare or cause to be prepared and file or cause to be filed all Returns for the Company for all periods ending on or prior to the date of the Closing which are filed after the date of the Closing. All such Returns shall show the correct and proper amount due. The Sellers shall permit the Purchaser to review and comment on each such Return described in the preceding sentence prior to filing. To the extent permitted by applicable Law, Sellers shall include any income, gain, loss, deduction or other tax items for such periods on their Returns in a manner consistent with the Schedule K-1s furnished by the Company to the Sellers for such periods. Sellers shall pay any Taxes of the Company with respect to such periods.

                  (c)      Cooperation on Tax Matters.

                  (i) The parties shall cooperate fully, as and to the extent reasonably requested by another party, in connection with the filing of Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

                  (ii) The parties further agree, upon request, to use their best efforts to obtain any certificate or other document from any Government or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                  (f) Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and at no time shall Parent or Purchaser be bound thereby or have any liability thereunder.

                  (g) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Sellers when due, and Sellers will, at their own expense, file all necessary Returns, and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other taxes and fees.

                  (h) Liquidation of the Company. As soon as practicable following the Closing, the Company agrees to liquidate, dissolve and wind-up its affairs.

         4.9. EMPLOYMENT AGREEMENTS; OPTIONS. (a) At or prior to the Closing, the Purchaser shall offer employment to the persons listed in the DISCLOSURE SCHEDULES (such persons, the "HIRED EMPLOYEES") subject to, and upon the terms and conditions of, employment agreements substantially in the forms attached hereto as EXHIBITS A, B, C and D, respectively. At or prior to the Closing, the Company and each Hired Employee shall agree to terminate such Hired Employee's employment agreement with the Company effective no later than the Closing, and shall further agree to permanently release and waive each other's obligations under such employment agreements (including severance pay and notice periods), except that each Hired Employee will be entitled to receive all salary, bonus and vacation pay earned but not paid prior to the effective date of such termination. Without limiting the foregoing, such employment agreements shall provide that Parent shall, at the first regular meeting of the board of directors of Parent or an appropriate committee thereof following the Closing, grant options to purchase the Common Stock to such individuals in the amounts set forth in the employment agreements. The exercise price per share for all such option grants shall be the greater of $5.10 or the last closing price for shares of the Common Stock on the Nasdaq National Market as reported on the Internet website "www.nasdaq.com," or if such website is unavailable, as reported in The Wall Street Journal, on the on the date of grant. All such option grants shall vest according to the following vesting schedule: 100% on the second anniversary of the date of grant. Such grants shall otherwise be subject to the terms and conditions of the employment agreements, Parent's stock option plan, and any separate stock option agreements.

                  (b) All other employees of the Company to whom Purchaser intends to offer employment on an at-will basis (the "AT-WILL EMPLOYEES)" are set forth in the DISCLOSURE SCHEDULES. The Company agrees to terminate the employment of the At-Will Employees prior to their hiring by the Purchaser, and secure from the At-Will Employees the release or waiver of any notice period to which the At-Will Employees may be entitled. Sellers agree to cooperate with Purchaser in inducing the At-Will Employees to accept employment with Purchaser. The At-Will Employees are not entitled to any severance. To the extent any of such employees are subject to confidentiality, non-compete, non-solicitation, non-disparagement or similar agreements with the Company ("RESTRICTIVE COVENANTS"), the Company hereby assigns the benefit of such Restrictive Covenants and the right to enforce such Restrictive Covenants against the At-Will Employees (regardless of whether they become employed by the Purchaser) to Purchaser.

         4.10. ASSETS OF SHAREHOLDERS. To the extent any shareholders or any employees or Related Parties of the Company or the shareholders own or operate any asset or property (excluding personal office furniture set forth in the DISCLOSURE SCHEDULES and other personal articles, such as artwork) required for or primarily used in the conduct of the Acquired Business, the Sellers shall cause the transfer, conveyance or assignment of such asset or property to the Company as promptly as possible so that such asset or property can be subsequently transferred, conveyed and assigned to the Purchaser as part of the Acquired Assets.

         4.11. PAYMENT OF EXCLUDED LIABILITIES. The Sellers shall pay, or make adequate provision for the payment, in full of all of the Excluded Liabilities under this Agreement, and release and termination of any obligations thereunder. If any such Excluded Liabilities are not so paid prior to the Closing, and if Parent or Purchaser determine that reasonable provision for the payment thereof has not been made, then notwithstanding anything in this Agreement to the contrary, Parent or Purchaser may at the Closing elect to make all such payments directly (but shall have no obligation to do so) and set off and deduct the full amount of all such payments from the Stock Consideration (with the amount of such deduction determined on the date of such set-off and calculated as provided in PARAGRAPH 2.5(C)), or otherwise seek indemnification from the Sellers, without further obligation or liability to the Sellers.

         4.12. SELLER RELEASES. Each Seller and their respective successors, assigns, heirs, executors, administrators and representatives, hereby fully release, remise, acquit and fully discharge Parent, Purchaser, and their Affiliates, and their respective directors, officers, employees, attorneys, shareholders and agents from any and all claims, Actions, causes of action and other rights that such Seller has, has ever had or may hereafter have against them arising contemporaneously with or prior to the Closing Date, other than with respect to any right, title or interest of the Sellers under or related to this Agreement and the agreements contemplated to be executed in connection herewith. Without limitation, the release referenced in the preceding section releases Parent, Purchaser, and their Affiliates, and their respective directors, officers, employees, attorneys, shareholders and agents from any and all claims, Actions, causes of action and other rights related to or arising from any bankruptcy, insolvency, receivership or similar proceeding involving the Company, or any fraudulent conveyance, de facto merger or successor liability Laws. The release contemplated by this PARAGRAPH 4.12 shall be subject to the Closing of the transactions contemplated by this Agreement.

         4.13. SEC DOCUMENTS. Prior to the Closing, Parent has delivered to the Sellers true and complete copies of: (a) Parent's Annual Report on Form 10-K for the year ended April 30, 2003 (the "FORM 10-K"); (b) Parent's definitive Proxy Statement relating to its 2003 annual meeting of shareholders;
(c) Parent's 2003 annual report to shareholders, and (d) each of Parent's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed subsequently to the filing of the Form 10-K and prior or on the date hereof, each as may be amended (such documents are referred to as the "SEC DOCUMENTS"). In addition to the SEC Documents, Parent has provided the Sellers, through its Chief Financial Officer and other officers, with opportunities to become familiar with the business, financial condition, management, prospects and operations of Parent, including reasonable opportunities to ask questions of, receive answers from, and obtain information regarding Parent and its business which is material to an investment decision.

         4.14. RESTRICTED STOCK; CERTIFICATE LEGEND. Each Seller acknowledges and agrees that all shares of Common Stock received hereunder shall not have been registered under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "SECURITIES ACT"), or the securities Laws of any state. Each Seller acknowledges that there shall be placed on any certificate representing the shares of Common Stock issued pursuant to this Agreement appropriate restrictive legends referencing the restrictions imposed by applicable securities Laws. Each Seller hereby acknowledges and agrees that the shares of Common Stock shall be subject to the holding period, volume limitations and other restrictions provided in Rule 144 (or any successor provision thereto) promulgated under the Securities Act. The Sellers agree that they will not offer to sell, sell or otherwise dispose of any Common Stock issued pursuant to this Agreement except pursuant to an effective registration statement or the applicable requirements of Rule 144, or another exemption from the registration requirements of the Securities Act and applicable state securities Laws; provided, however, the Company may distribute any Common Stock issued pursuant to this Agreement to the Shareholders, pro rata in accordance with their respective interests in the Company, and without any payment of consideration by the Shareholders therefore, in connection with the winding-up, liquidation and dissolution of the Company. With respect to any such sale or disposition, Sellers agree to furnish to the Parent, upon request, such information as its counsel may deem necessary to ensure that such sale or disposition is made in full compliance with this Agreement, such rule, and all applicable federal and state securities Laws.

         4.15. RELEASE OF SHAREHOLDER GUARANTEES. The Purchaser shall assume without recourse to Shareholders or other guarantors, or secure the release of the guaranties securing obligations of the Company set forth in the DISCLOSURE SCHEDULES as soon as practicable after the Closing.

         4.16. TERMINATION OF INVESTOR'S RIGHTS AGREEMENT. The Sellers agree to terminate that certain Investor's Rights Agreement, dated as of February 21, 2002, by and among the Sellers and VCS, effective immediately prior to the Closing, and further agree to release and waive any and all rights, claims or Actions arising thereunder.

         4.17. ESCROW AGREEMENT. The parties shall enter into the Escrow Agreement at the Closing providing for the escrow of the Stock Consideration.

         4.18. ARRANGEMENTS WITH VCS AND NLI. Sellers agree to enter into at or prior to the Closing such agreements with NLI, VCS, and other creditors of the Company, as Parent and Purchaser may arrange in their sole discretion, to reduce, fix or terminate the Company's Liabilities to such creditors.

         4.19. FORGIVENESS OF DEBT TO SHAREHOLDERS. The Shareholders hereby irrevocably release, extinguish and forgive any outstanding indebtedness of the Company to them.

         4.20. REGISTRATION RIGHTS. (a) Piggyback Rights. After the Stock Consideration is distributed from the Escrow Fund in accordance with the terms of the Escrow Agreement, if the Parent shall prepare and file one or more registration statements under the Securities Act with respect to a public offering of shares of Common Stock by the Parent or by its shareholders (other than a registration statement on Form S-4, Form S-8 or any similar form considered inappropriate for general use by selling shareholders), the Parent agrees to include in any such registration statement such information as is required, and such number of shares of Common Stock held by the Company as may be requested, to permit a public offering of the Sellers' Common Stock; provided, however, that if, in the sole discretion of the managing underwriter for such offering, the inclusion of the Sellers' Common Stock requested to be registered would adversely affect the offering, then the Parent may exclude from such offering all of the Sellers' Common Stock requested to be so registered. In the event of such a proposed registration, the Parent shall furnish the Sellers not less than 20 days' notice prior to the proposed or expected effective date of such registration statement. Such notice shall continue to be given by the Parent to Sellers with respect to subsequent registration statements filed by the Parent until the earlier to occur of (i) all shares of the Sellers' Common Stock have been registered and sold, (ii) all shares of the Sellers' Common Stock may be sold without registration pursuant to Rule 144 promulgated under the Securities Act or any successor provision thereto or (iii) the third anniversary of the Closing. The Sellers shall exercise the rights provided for in this PARAGRAPH 4.20 by giving written notice to the Surviving Corporation within 10 days of receipt of the Parent's notice. Sellers shall not have "demand" rights to compel the Parent to prepare any registration statement.

                  (b) Information to be Furnished by Sellers. In connection with the registration of Sellers' Common Stock, and as a condition to the Parent's obligations under this PARAGRAPH 4.20, each Seller will furnish to the Parent in writing such information with respect to such Seller and its proposed disposition as shall be reasonably necessary in order to assure compliance with the Securities Act and with other federal and applicable state securities Laws. Without limiting the generality of the foregoing, in connection with an underwritten public offering, any Seller electing such method of disposition shall be required to enter into a written agreement with the managing underwriter in such form and containing such provisions as is customary for such an arrangement, and to complete and execute all questionnaires, powers of attorney, indemnities, and other documents or instruments, all may be reasonably required under such terms of the underwriting arrangements.

                  (c) Expenses of Sellers. All underwriting discounts and selling commissions applicable to the sale of any Sellers' Common Stock, as well as fees and expenses attendant to such sale of any counsel, accountant, or other advisor to any Seller, shall be borne by such Seller.

                  (d) Certain Restrictions. Notwithstanding anything to the contrary contained herein, if there is a firm commitment underwritten offering of securities for the Parent pursuant to a registration statement, and if any Seller does not sell all or part of its Common Stock to the underwriters of the Parent's securities in connection with such offering (whether because such

Seller elects not to sell or because the managing underwriter, in its sole discretion, determines such sale would adversely affect the offering), then the Sellers (if requested by the managing underwriter) shall agree to refrain from selling or otherwise disposing of any of their Common Stock for a period not to exceed 360 days after the commencement of the offering pursuant to such registration statement.

5.       REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLERS

         The Sellers have delivered to Parent the disclosure schedules attached hereto (the "DISCLOSURE SCHEDULES") which contain certain information regarding the Sellers. The information contained in the DISCLOSURE SCHEDULES shall be deemed to be part of and qualify only those paragraphs of this Agreement which correspond to or are referred to in the sections of the DISCLOSURE SCHEDULES. Any paragraph of this Agreement may be qualified by specific facts (but not by knowledge or materiality or words of similar import) described in a corresponding section of the DISCLOSURE SCHEDULES, whether or not a specific reference to the DISCLOSURE SCHEDULES is made in the applicable paragraph of this Agreement. In addition to the DISCLOSURE SCHEDULES, the Sellers have delivered to Parent and Purchaser certain documents and materials as a part of Parent's and Purchaser's due diligence investigation, and the DISCLOSURE SCHEDULES and all such documents and materials are or were true, correct and complete as of the date furnished, and any and all modifications or amendments thereto have been or will be delivered to Parent or Purchaser prior to Closing. At all times prior to and including the date of the Closing, the Sellers shall promptly provide Parent and Purchaser with written notification of any event, occurrence, or other information of any kind whatsoever which affects or may affect, in any material respect, the continued truth, correctness or completeness of any representation or warranty made in this Agreement or any information contained in the DISCLOSURE SCHEDULES. To induce Purchaser and Parent to enter into and perform this Agreement, the Sellers represent and warrant to Purchaser and Parent as follows:

         5.1. ORGANIZATION, AUTHORITY AND QUALIFICATION. (a) The Company is a corporation duly organized and validly existing under the Laws of Georgia. The Company has offices and places of business at the locations specified in the DISCLOSURE SCHEDULES. The Company has full corporate power and authority and is entitled to own or lease its properties and to carry on its business as and in all places where such business is conducted and such properties are owned or leased. The Company is not required to be qualified as a foreign corporation in any jurisdiction except as set forth in the DISCLOSURE SCHEDULES. The Sellers have previously furnished to Parent and Purchaser true, correct and complete copies of the articles or certificate of incorporation and bylaws of the Company, as amended to date. The Sellers have previously furnished to Parent and Purchaser true, correct and complete copies of: (i) the minutes and other similar records of meetings of the shareholders of the Company and its board of directors, which contain all records of meetings and actions taken in lieu thereof by the Company's shareholders and show all corporate actions taken by the Company's shareholders, the board of directors, or any committees thereof, and (ii) the share transfer records, which reflect fully all issuances, transfers and redemptions of the Company's shares since the date of its incorporation.

                  (b) The Company has the full corporate power and authority to execute, deliver and perform this Agreement and any other agreements or instruments contemplated by this Agreement ("OTHER AGREEMENTS") to which it is a party. This Agreement has been, and when executed and delivered on the Closing Date, the Other Agreements will be, duly and upon such execution and delivery will validly executed and delivered by the Company and constitute the valid and legally binding obligations of the Company, subject to general equity principles, enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting the rights of creditors generally.

         5.2. OWNERSHIP OF SHARES; SUBSIDIARIES. (a) The total authorized capital stock of the Company is 500,000 shares of common stock, par value $0.01 per share (the "SHARES"), 1,000 of which are issued and outstanding and beneficially owned as follows: 510 shares by Paul M. Williams; and 490 shares by M. Todd Jarvis. The Company has issued two warrants to purchase its common stock as follows: (i) warrant number 1 for 53 shares, with an exercise price of $0.01 per share, issued to Moore, Clayton & Co., Inc.; and (ii) warrant number 2 for 75 shares, with an exercise price of $0.01 per share, issued to VCS; in each case, the number of shares is subject to adjustment as set forth in such warrant. The Sellers have previously furnished to Parent and Purchaser true, correct and complete copies of such warrants and all warrant agreements or other contracts pertaining thereto. After the Closing of the transactions contemplated herein, neither Moore, Clayton & Co. nor any successor holder of such entity's warrant shall have any right or claim to subscribe for any securities of Parent, Purchaser or their Affiliates or shall otherwise have any right or claim against the assets or properties of Parent, Purchaser or their Affiliates (including the Acquired Assets) by virtue of their ownership of said warrant.

                  (b) All of the outstanding Shares are duly authorized, validly issued, fully paid and nonassessable and were authorized, offered, issued and sold in accordance with all applicable securities and other Laws and all rights of the Company's shareholders and other Persons. No Person has any preemptive rights with respect to the Shares. Except as set forth in PARAGRAPH 5.2(A), there are no outstanding securities convertible into the capital stock or rights to subscribe for or to purchase, or any options for the purchase of, or any agreements or arrangements providing for the issuance (contingent or otherwise) of, or any Actions relating to, the capital stock of the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of the Company. The Company is not subject to any obligation to repurchase or otherwise acquire or retire any of its capital stock, and the Company has no Liability for dividends declared or accrued, but unpaid, with respect to its capital stock. The Company has not purchased or redeemed any of its capital stock and has not paid any dividend or made any other payment to any of the shareholders or other Related Parties within the past two years.

                  (d) The Company has no subsidiaries, and does not own or have an interest, direct or indirect, or any commitment to purchase or otherwise acquire, any capital stock or other equity interest, direct or indirect, in any other Person.

                  (e) Each Shareholder is the legal and beneficial owner of the Shares as set forth in PARAGRAPH 5.2(A), free and clear of any and all Liens, and is a valid and permissible shareholder of an S corporation under all applicable federal and state Laws. There are no outstanding contracts, demands, commitments or other agreements or arrangements under which the Shareholders (or any of them) or the Company are or may become obligated to sell, transfer or assign any of the Shares or such investments.

         5.3. CAPACITY; INCONSISTENT OBLIGATIONS. (a) Each Shareholder has the full right, power and legal capacity to execute, deliver and perform his obligations under this Agreement and the Other Agreements to which such Shareholder is a party. This Agreement and the Other Agreements have been duly and validly authorized and approved by the unanimous vote of the holders of all the issued and outstanding Shares. This Agreement has been, and when executed and delivered on the Closing Date, the Other Agreements will be, duly and validly executed and delivered by such Shareholder and constitute the valid and legally binding obligations of such Shareholder, subject to general equity principles, enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency or similar Laws affecting the rights of creditors generally.

                  (b) The execution, delivery and performance of this Agreement and the Other Agreements to which any Seller is a party will not: (i) result in a violation of the Company's articles of incorporation or bylaws, or any Law; or (ii) result in a breach of, conflict with, or default under any term or provision of any indenture, note, mortgage, bond, security agreement, loan agreement, guaranty, pledge, or other instrument, contract, agreement or commitment or any Order, to which any Seller is a party, or by which any of them, or any of their respective assets and properties, including, without limitation, the Shares, is subject or bound; nor will such actions result in:
(w) the creation of any Lien on any of the Shares or any of the Company's assets or properties; (x) the acceleration or creation of any Liability of the Company; (y) the forfeiture of any right or privilege of the Company; or (z) the forfeiture of any right or privilege of any Shareholder which may affect such Shareholder's ability to perform under this Agreement.

         5.4. CONSENTS. Except as set forth in the DISCLOSURE SCHEDULES, the execution, delivery and performance by each Seller of this Agreement and the Other Agreements to which he or it is a party, and the consummation of the transactions contemplated herein and therein does not: (a) require the consent, approval or action of, or any filing with or notice to ("CONSENTS"), any Government or other Person; or (b) impose any other term, condition or restriction on Purchaser pursuant to any business combination or takeover Law. Except as set forth in the DISCLOSURE SCHEDULES, all such Consents have been duly and validly made or obtained.

         5.5. NO VIOLATION; COMPLIANCE WITH LAWS. The Company is not in default under or in violation of: (a) its articles or certificate of incorporation or bylaws, or (b) any Order. The operations of the Company has been conducted in all material respects in compliance with all applicable Laws. (For purposes of this paragraph, any violation of applicable Law that could result in imposition of a fine or other monetary penalty upon the Company shall be deemed to be a material non-compliance). Except as set forth in the DISCLOSURE SCHEDULES, no Seller is aware of any asserted past or present failure by the Company to comply with any applicable Law which may give rise to any Liability or form the basis for any Action.

         5.6. POSSESSION OF LICENSES. The Company possesses all franchises, certificates, licenses, bonds, permits, and other authorizations from Government, and all other Persons, free from burdensome restrictions, that are necessary for the ownership, maintenance, and operation of its properties and assets, and the conduct of its business, and the Company is not in violation in any material respect thereof.

         5.7. FINANCIAL STATEMENTS, FINANCIAL CONDITION. (a) Prior to the date hereof, the Sellers delivered to Parent and Purchaser copies of the Company's financial statements and related documents as identified in the DISCLOSURE SCHEDULES (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements include the Company's balance sheet (the "REFERENCE DATE BALANCE SHEET") as of September 30, 2003 (the "REFERENCE DATE"). The Financial Statements have been prepared in accordance with GAAP consistently applied, present fairly the financial condition of the Company as at the respective dates thereof (subject to changes resulting from normal year-end adjustments as set forth in the DISCLOSURE SCHEDULES), and the results of the Company's operations and cash flows for the periods then ended, and are consistent with the books and records of the Company. The books and records of the Company are true, correct and complete in all material respects, and except as set forth in the DISCLOSURE SCHEDULES, are maintained in accordance with GAAP.

                  (b) Prior to the Closing, the Sellers will have delivered to Parent and Purchaser a balance sheet of the Company as of a date within three days prior to the Closing Date. Such balance sheet is true and correct in all material respects, has been prepared in accordance with GAAP consistently applied, and presents fairly the financial condition of the Company as of the date thereof. Sellers have also delivered an estimated balance sheet of the Company as of immediately prior to the Closing. Such estimated balance sheet has been prepared by Sellers based on good faith projections of the Company's assets and liabilities as of immediately prior to the Closing, and Sellers believe such estimated balance sheet presents fairly the financial condition of the Company as of immediately prior to Closing.

         5.8. LIABILITIES. The Company has no Liabilities, except: (i) those reflected on the Reference Date Balance Sheet or set forth in the DISCLOSURE SCHEDULES; and (ii) Liabilities incurred since the Reference Date in accordance with GAAP and in the ordinary course of business consistent with the Company's past experience during the periods covered by the Financial Statements (none of which results from, arises out of, relates to, is in the nature of, or was caused by any tort, product liability, infringement or violation of Law or Order).

         5.9. TITLE TO PROPERTIES. The Company has valid title to, or a valid and subsisting leasehold interest in, all properties and assets reflected in the Reference Date Balance Sheet, except immaterial assets which have been disposed of in the ordinary course of business since the Reference Date, and all other properties and assets necessary to conduct its business as currently being conducted and as conducted during the period beginning January 1, 2003 and ending on the Closing Date, free and clear of Liens, except for Permitted Encumbrances.

         5.10. RECEIVABLES. All notes and accounts receivable shown on the Reference Date Balance Sheet and all such receivables now held by the Company are valid obligations, collectible in accordance with the historical collection rates of the Company, and to the knowledge of Sellers are not subject to any offset or counterclaim, except for amounts reserved against such receivables which are reflected on the Reference Date Balance Sheet (which reserves are adequate and calculated consistent with past practice).

         5.11. PERSONAL PROPERTY. (a) All furniture, fixtures, equipment, machinery, leasehold improvements computers, software, information systems, vehicles, and other tangible personal property, which are owned or leased by the Company, are in good condition and repair, subject to normal wear and tear, reasonably suited for the purpose for which they are being used, and are and have been used in conformity, in all material respects, with all applicable Laws. To the knowledge of the Sellers, there are no defects or conditions which would cause such tangible personal property to be or become inoperable or unsafe.

                  (b) To the knowledge of the Sellers, all lessors of machinery, equipment or other tangible personal property leased by the Company have performed and satisfied their respective duties and obligations under such leases. The Company has not brought or threatened any Action against any such lessor for failure to perform and satisfy its duties and obligations thereunder.

         5.12. REAL PROPERTY. (a) The Company owns no real property. Each parcel or tract of real property which is used by the Company in its business (the "LEASED REAL PROPERTY") is subject to a written lease or sublease to which the Company is a party as lessee or sublessee (individually a "REAL PROPERTY LEASE"). All such Real Property Leases are valid and in full force and effect, in accordance with their terms. The Company has previously furnished Parent with true, correct and complete copies of all Real Property Leases. Except as set forth in the DISCLOSURE SCHEDULES, there is not, with respect to any Real Property Lease: (i) any default by the Company, or any event of default or event which with notice or lapse of time, or both, would constitute a default by the Company; or (ii) to the knowledge of the Sellers, any existing default by any other party to any Real Property Lease, or event of default or event which with notice or lapse of time, or both, would constitute a default by any other party to any Real Property Lease.

                  (b) All of the Leased Real Property is free from development, use or occupancy restrictions, except those imposed by applicable Law or by the applicable Real Property Lease, and from special taxes or assessments, except those generally applicable to other properties in the tax districts in which the Leased Real Property is located. To the knowledge of Sellers, no options have been granted to others to purchase, lease or otherwise acquire any interest in the Leased Real Property. To the knowledge of Sellers, the Company has the exclusive right of possession of each tract or parcel comprising its Leased Real Property.

                  (c) The present use, occupancy and operation of the Leased Real Property, and all aspects of the Improvements to the Leased Real Property, are in compliance, in all material respects, with all Laws and private restrictive covenants, and to the Sellers' knowledge there has not been any proposed change thereto that would affect any of the Leased Real Property, or its use, occupancy or operation. To the Sellers' knowledge, there exists no conflict or dispute with any Government or other Person relating to any Leased Real Property or the activities thereon. To the Sellers' knowledge, no portion of the Leased Real Property is subject to any classification, designation or preliminary determination of any Government or pursuant to any Law which would restrict its use, development, occupancy or operation in connection with the Company's business. All Improvements are in good condition and repair, and are reasonably suited for the operation of the Company's business.

                  (d) Neither the Company nor any other Person has caused any work or improvements to be performed upon or made to any of the Leased Real Property for which there remains outstanding any payment obligation that would or might serve as the basis for any Lien in favor of the Person who performed the work.

                  (e) All requisite certificates of occupancy and other permits and approvals required to be obtained by the Sellers with respect to the Leased Real Property or the Improvements, and the use, occupancy and operation thereof, have been obtained and paid for and are currently in effect, and free of restrictions.

         5.13.    ABILITY TO CONDUCT BUSINESS AND INTELLECTUAL PROPERTY RIGHTS.
(a) The Company has the means, rights, and information required to offer and perform the services that are presently being performed by the Company. The Company is not a party to, either as a licensor or licensee, nor is it bound by or subject to, any license agreement for any patent, process, trademark, service mark, trade name, copyright, trade secret or confidential information. Except for the Company's trademark and the trade name or names set forth in the DISCLOSURE SCHEDULES, the Company neither owns nor uses any patents, copyrights, trademarks, service marks, trade names and applications therefor, or registrations thereof. There are no rights of third parties with respect to any trademark, service mark, trade secret, confidential information, trade name, patent, patent application, copyright, invention, device, or process which has or could have an adverse effect on the operations of the Company. The Company has complied with all applicable Laws relating to the filing or registration of "fictitious names" or trade names.

                  (b) The Company has not interfered with, infringed, misappropriated or otherwise come into conflict with any intellectual property rights of any other Person, and neither the Company nor the Shareholders have ever received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation. To the Sellers' knowledge, no Person has interfered with, infringed, misappropriated, or otherwise come into conflict with the proprietary inventions, designs, ideas, processes, methods and other know-how or other intellectual property of the Company which are owned or used in the operation of its business.

         5.14. CONTRACTS. (a) All Assigned Contracts have been entered into in the ordinary course of the Company's business on commercially reasonable terms, are valid and enforceable in all material respects in accordance with their terms, are in full force and effect, and will continue to be valid and enforceable and in full force and effect on identical terms following the date of the Closing. No Assigned Contract is likely to result in a loss to the Company upon completion of performance, and all Assigned Contracts can be fulfilled or performed by the Company in accordance with their respective terms without undue or unusual expenditures of money or effort. All Assigned Contracts are listed on the DISCLOSURE SCHEDULES, and true, correct and complete copies of all Assigned Contracts have been delivered to Parent and Purchaser.

                  (b) Except as set forth in the DISCLOSURE SCHEDULES, there are no existing material defaults, events of default or events which, with the giving of notice or lapse of time, or both, would constitute a material default by the Company under any Assigned Contract. No event has occurred which is reasonably likely to hereafter give rise to any right of termination, acceleration, damages or any other remedy by a counterparty under any Assigned Contract.

                  (c) To the Sellers' knowledge, neither this Agreement or the Closing has caused or is likely to cause the termination or nonrenewal of any Assigned Contract.

         5.15. INSURANCE. The Company has obtained and maintains insurance policies which provide adequate coverage to insure its assets, properties and business against such risks and in such amounts as are prudent and customary in the industry in which the Company operates, and all such policies are in full force and effect. All premiums due on such policies have been paid, and the Company has not received any notice of cancellation with respect thereto. The Company has no Liability for premiums (other than those not yet due and properly accrued on the Financial Statements) or for retrospective premium adjustments for any period.

         5.16. LITIGATION; CONTINGENCIES. No Action is pending or, to the knowledge of the Sellers, threatened against, by or affecting the Company or the Acquired Business. There are no unsatisfied judgments or Orders against the Company to which it or its assets and properties are subject.

         5.17. TAXES. (a) The Company and any entity at any time eligible or required to file a consolidated or combined Tax return with the Company (individually, an "AFFILIATED ENTITY" and collectively, the "AFFILIATED ENTITIES"), has duly and timely filed all federal, state, municipal, local and foreign, if any, Tax returns and reports (including returns for estimated tax), and all reports and returns of all other Governments having jurisdiction (collectively, "RETURNS") with respect to all Taxes (including, without limitation, consolidated or combined Tax returns of some or all of the Company and the Affiliated Entities); all such Returns show the correct and proper amount due; and the Taxes shown on all Returns and all Tax assessments received by the Company or any Affiliated Entities have been paid to the extent that such Taxes or estimates are due. The Company has previously provided to Parent and Purchaser true, correct and complete copies of all Returns filed with respect to the 2 tax years preceding the date hereof. All Taxes imposed on the Company and its Affiliated Entities by any Government (including all deposits in connection therewith required by applicable Law, and all interest and penalties thereon) which have become due and payable by the Company for all periods through the date hereof have been paid in full. There is not now any proposed assessment against the Company or any Affiliated Entity of additional Taxes of any kind. The Company is not a party to any Tax sharing or Tax allocation agreement, understanding, arrangement or commitment. There is no dispute or Action concerning any Tax Liability of the Company.

                  (b) The Company (and any predecessor of the Company) has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code and applicable state and local Laws at all times during its existence and the Company will be an S corporation up to and including the Closing Date.

                  (c) No party will be liable for any Tax under Section 1374 of the Code in connection with the sale of the Company's assets. The Company has not, in the past 10 years, (i) acquired assets from another corporation in a transaction in which the Company's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or
(ii) acquired the stock of any corporation which is a qualified subchapter S subsidiary.

         5.18. EMPLOYMENT AND LABOR MATTERS. (a) The Company is not a party to any agreement of any kind which deals with wages, conditions of employment, benefits or other matters affecting the employer/employee relationship with any union, labor organization or employee group. There are no controversies pending, or to the Sellers' knowledge threatened, between the Company and any union, labor organization or employee group representing, or seeking to represent, any of its employees, and there has been no attempt by any union, labor organization or employee group to organize any of the Company's employees at any time in the past five years. The Company has complied with all applicable Laws relating to wages, hours, health and safety, payment of social security withholding and other taxes, maintenance of workers' compensation insurance, labor and employment relations and employment discrimination.

                  (b) The DISCLOSURE SCHEDULES lists all contracts, agreements or arrangements (written or oral) concerning the employment of any individual by the Company, including each such individual's title, compensation and duties.

         5.19. EMPLOYEE BENEFIT MATTERS. (a) The DISCLOSURE SCHEDULES lists all "employee benefit plans" (the "ERISA PLANS") within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") to which the Company contributes or is required to contribute and all other practices, commitments, arrangements and agreements pursuant to which the Company provides, directly or indirectly, any benefits for employees (collectively, "BENEFIT PLANS"). The Company and its ERISA Affiliates are not required to contribute, and have never been required to contribute, to any multi-employer plan within the meaning of Section 3(37)(A) of ERISA, and no Benefit Plan is described in ERISA Sections 4063 or 4064 or is subject to Code
Section 412. True, correct and complete copies of all Benefit Plans, together with related trusts, insurance contracts, summary plan descriptions, annual reports and Form 5500 filings for the past three years, have been delivered to Parent and Purchaser.

                  (b) Each Benefit Plan has been operated and administered in all material respects in accordance with the terms of such Benefit Plan and all applicable Laws, including, without limitation, ERISA and the Code, and all material reporting and disclosure requirements have been satisfied on a timely basis. No Seller, nor any of the directors, officers, employees or agents of the Company, nor to the Sellers' knowledge any "party in interest" or "disqualified person" (as such terms are defined in Section 3(14) of ERISA and Section 4975 of the Code) has been engaged in or been a party to any "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code), nor has any such person been involved in or caused a Benefit Plan to be involved in a breach of fiduciary duty under Section 404 of ERISA.

Each Benefit Plan that is a group health plan within the meaning of Section 607(1) of ERISA and Section 4980B of the Code has complied with and is in compliance with the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") and the continuation coverage requirements of Section 601 of ERISA and Section 4980B of the Code (such statutory provisions and predecessors thereof are referred to herein collectively as "COBRA"). The DISCLOSURE SCHEDULES lists the name of each Company employee, former employee or beneficiary who has experienced a "Qualifying Event" (as defined in COBRA) with respect to a Benefit Plan, who is eligible for "Continuation Coverage" (as defined in COBRA), and whose maximum period for Continuation Coverage required by COBRA has not expired. Included in such list are the current address for each such individual, the date and type of each Qualifying Event, whether the individual has already elected Continuation Coverage and, for any individual who has not yet elected Continuation Coverage, the date on which such individual was notified of his or her right to elect Continuation Coverage. The Company shall be solely responsible for offering and providing any COBRA Continuation Coverage with respect to any "qualified beneficiary" who is covered by a Benefit Plan that is a "group health plan " and who experiences a Qualifying Event on or prior to the Closing Date. The DISCLOSURE SCHEDULES also lists the name of each Company employee who is on a leave of absence (whether or not pursuant to the Family and Medical Leave Act of 1993, as amended ("FMLA")) and is receiving or entitled to receive health coverage under a Benefit Plan, whether pursuant to FMLA, COBRA or otherwise.

                  (c) There are no pending claims or, to the Sellers' knowledge threatened claims, by or against any of the Benefit Plans by any employee or beneficiary covered under such Benefit Plan, or by any Government or otherwise involving such Benefit Plan or any of its fiduciaries (other than for routine claims for benefits). No amounts payable under any Benefit Plan will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

                  (d) The Company and the Company's ERISA Affiliates currently do not maintain and at no time in the past ever maintained or sponsored any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA which is subject to Title IV of ERISA or Section 412 of the Code. The Company is not bound to provide, and the Company does not provide, benefits, including, without limitation, death, health or medical benefits (whether or not insured), with respect to current or former employees of the Company beyond their retirement or other termination of service with the Company other than as required by applicable Law. Neither this Agreement nor any transaction contemplated hereby will entitle any current or former employee, officer or director of the Company to severance pay, unemployment compensation or any similar payment or any increase in compensation or other benefits.

                  (e) The Company has the right to suspend or terminate each Benefit Plan without approval, consent or incurring any additional Liability. Each Benefit Plan and any accompanying contracts, insurance policies and similar arrangements may be assigned to Purchaser at Purchaser's sole discretion without any additional cost to Parent, Purchaser or the Benefit Plan.

                  (f) The Company covenants that it will continue to make or shall cause to be made all required contributions to all Benefit Plans on behalf of the employees of the Company through and including the Closing Date, and will fully vest the Hired Employees in their accounts under the Company's 401(k) plan as of the Closing Date.

                  (g) Each Benefit Plan is fully funded in an amount sufficient to pay all Liabilities accrued and claims incurred to the date hereof, or sufficient reserves have been taken therefor which are fully reflected on the Financial Statements, or fully paid-up insurance has been provided therefor.

         5.20. ENVIRONMENTAL MATTERS. The Company holds all Environmental Permits necessary for conducting its business and operations and has conducted, and is presently conducting, its business and operations, including without limitation the handling of Hazardous Materials and Solid Wastes, in compliance, in all material respects, with all applicable Environmental Laws and Environmental Permits, including, without limitation, all record keeping and filing requirements. There is no existing or, to the knowledge of the Sellers, pending Environmental Law with a future compliance date that will require material operational changes, business practice modifications or capital expenditures at any Real Property (or any other property presently or formerly owned, operated or controlled by the Company or as to which the Company may bear responsibility or Liability), or any of the Improvements thereon. All Hazardous Materials and Solid Waste on, in, or under the Real Property or real property operated by the Company, wherever located, or generated by operations of the Company, have been properly removed and disposed of, and no past or present disposal, discharge, spill or other release of, or treatment, transportation or other handling of Hazardous Materials or Solid Waste on, in, under or off-site from any Real Property, or, to the knowledge of the Sellers, adjacent property, will subject the Company or any subsequent owner, occupant or operator of such Real Property to corrective or compliance action or any other Liability. There are no presently pending, or to the Sellers' knowledge, threatened Actions or Orders against or involving the Company (including any Person for whose acts or omissions the Company is responsible) relating to any alleged, past or ongoing violation of any applicable Environmental Law or Environmental Permit.

         5.21. ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither the Company nor any officer, employee or agent of the Company, nor any other person acting on behalf of the Company, has, directly or indirectly, given or agreed to give any gift or similar benefit to any Person who is or may be in a position to help or hinder the Company's business (or assist the Company in connection with any actual or proposed transaction) which (a) might subject the Company to any material damage or penalty in any Action or which might have an effect on the Company or its assets and properties, (b) if not given in the past, might have had an effect on the Company's business or its assets and properties, or (c) if not continued in the future, might have an effect on the Company or which might subject the Company to suit or penalty in any Action.

         5.22. AGREEMENTS AND TRANSACTIONS WITH RELATED PARTIES. (a) Except as set forth in the DISCLOSURE SCHEDULES, the Company is not directly or indirectly a party to any contract, agreement or lease with, or any other commitment to, (a) any Person owning, or formerly owning, beneficially or of record, directly or indirectly, any of the Shares of or other equity interest in the Company, (b) any Affiliate of such Person, (c) any director or officer of the Company, (d) any Person in which any of the foregoing Persons has, directly or indirectly, at least a three percent (3.0%) beneficial interest in the capital stock or other type of equity interest of such Person, or (e) any partnership in which any of the foregoing Persons is a general partner or has at least a three percent (3.0%) beneficial interest (any or all of the foregoing being referred to herein as "RELATED PARTIES"). Without limiting the generality of the foregoing, except as set forth in the DISCLOSURE SCHEDULES, (x) no Related Party, directly or indirectly, owns or controls any assets or properties which are or have been used in the Company's business, and (y) no Related Party, directly or indirectly, engages in or has any significant interest in or connection with any business (i) which is or which within the last three years has been a competitor, customer or supplier of the Company or has done business with the Company, or (ii) which as of the date hereof sells or distributes products or services which are similar or related to the Company's products or Services.

                  (b) Escolutions, LLC has consented to the assignment to Purchaser of its license with the Company. Upon assignment to Purchaser, such license shall be of perpetual duration, noncancellable by Escolutions, LLC and be free of cost to Parent, Purchaser and their respective Affiliates.

                  (c) The DISCLOSURE SCHEDULES sets forth a description of the business conducted and expected to be conducted by Escolutions, LLC. The DISCLOSURE SCHEDULES sets forth all contracts, bonds, capital and operating leases, non-compete agreements, licenses, agreements, commitments, arrangements and service agreements (whether oral or written) relating to the business of Escolutions, LLC, along with a description of the approximate value of such contracts to Escolutions, LLC or the Sellers, where applicable. The Shareholders' ownership interests in Escolutions, LLC are set forth in the DISCLOSURE SCHEDULES.

                  (d) The DISCLOSURE SCHEDULES sets forth a description of all other business activities conducted by the Shareholders related to the lighting installation and retrofit business, energy service company business or related construction contracting or subcontracting businesses. The DISCLOSURE SCHEDULES sets forth all contracts, bonds, capital and operating leases, non-compete agreements, licenses, agreements, commitments, arrangements and service agreements (whether oral or written) relating to the conduct by the Shareholders of, or participation in, the businesses referenced in the preceding sentence, along with a description of the approximate value of such contracts to the Shareholders, where applicable.

         5.23. BANK ACCOUNTS AND SAFETY DEPOSIT BOXES. The DISCLOSURE SCHEDULES lists each bank in which the Company maintains an account or safety deposit box, the account numbers, and the names of all persons authorized to draw thereon or have access thereto.

         5.24. INVENTORY. (a) The Inventory is merchantable and conforms in all material respects to all orders, contracts or commitments for such goods and customary trade standards for merchantable goods. Except as set forth in the DISCLOSURE SCHEDULES, none of such items of Inventory is slow moving, obsolete or below standard quality. Each item of Inventory reflected on the Reference Date Balance Sheet and on the books and records of the Company has been valued at the lower of cost or market in accordance with GAAP. The Company holds no consigned or "sale or return" property.

                  (b) All products held by the Company for sale to its customers meet, in all material respects, the standards of (i) all applicable Laws and (ii) all contractual commitments and warranties of the Company to its customers. The Company has no Liability, and there is no basis for any Action, for repair or replacement of any products sold by the Company or other damages in connection with the installation thereof, or otherwise. None of the products sold or otherwise distributed by the Company or its predecessors prior to the date hereof was, or to the knowledge of Sellers will become, nor has the Company received any notice claiming the same to be, hazardous or unsafe in design, specification, material, content, function or otherwise.

         5.25. CUSTOMER RELATIONS. The DISCLOSURE SCHEDULES set forth for the Company all customers who accounted for 5% or more of the Company's gross revenues in the year ended December 31, 2002 and in the nine (9)-month period ended September 30, 2003. No such customer of the Company has advised the Company or the Shareholders in writing, orally or otherwise that it is, and, to the Company's and the Shareholders' knowledge, there is no reason to believe any such customer is, (a) removing or considering removing the Company from any approved vendor list; (b) terminating or considering terminating the handling of its business by the Company as a whole or in respect of any particular project or service; (c) planning to reduce its future annual spending with the Company by an amount of [$50,000] or more in gross revenues; or (d) that such customer has any dispute or disagreement with the Company with respect to services performed for such customer, or with respect to any other matter.

         5.26. ABSENCE OF CHANGES. Except as expressly provided for in this Agreement, or as set forth in the DISCLOSURE SCHEDULES, since the Reference
Date:

                  (a) There has been no change in the business, assets, properties, Liabilities, affairs, results of operations, condition (financial or otherwise), cash flows or prospects of the Company or in its respective relationships with suppliers, customers, employees, lessors or others, other than changes in the ordinary course of business, none of which have had or will have a materially adverse effect on the Company, in the aggregate;

                  (b) There has been no damage, destruction or loss to the assets, properties, or business of the Company, whether or not covered by insurance;

                  (c) The business of the Company has been operated in the ordinary course and consistent with its prior practices;

                  (d) The books, accounts and records of the Company have been maintained in the usual, regular and ordinary manner on a basis consistent with prior years and with the basis in which the Financial Statements were prepared, and there has been no amendment to the articles or certificate of incorporation or bylaws of the Company;

                  (e) There has been no declaration, setting aside or payment of any dividend or other distribution on or in respect of the capital stock of the Company, nor has there been any direct or indirect redemption, retirement, purchase or other acquisition of any of the capital stock or other securities of the Company;

                  (f) The Company has not discontinued or determined to discontinue selling any products or services previously sold by the Company, the sales of which have been material to the Company;

                  (g) There has been no Lien (other than Permitted Encumbrances) created on or in the assets of the Company;

                  (h) There has been no sale, transfer, lease or other disposition of any asset of the Company to any Related Party or, except in the ordinary course of the Company's business, to any other Person, and no debt to, or material claim or right of, the Company has been canceled, compromised, waived or released;

                  (i) There has been no amendment, termination or waiver of, or any notice of any amendment, termination or waiver of, any right of the Company under any Assigned Contract or under any franchise, certificate, license, permit or authorization from any Government;

                  (j) The Company has not delayed or postponed the payment of any accounts payable or other Liabilities outside the ordinary course of business, except as set forth in the DISCLOSURE SCHEDULES;

                  (k) The Company has not paid or committed to pay any bonus, profit-share or other extraordinary compensation payment or other arrangement (except in the ordinary course of business and consistent with past practices), nor has the Company entered into any agreement, contract or commitment with any Shareholder or any Related Party or amended the terms of any existing agreement, contract or commitment with any Shareholder or any Related Party; and

                  (l) There has been no change in the authorized, issued or outstanding capital stock or other securities of the Company.

         5.27. OSHA AND OTHER FILINGS. The Company has made all filings required by the Occupational Safety and Health Act, Executive Order 11246 and other similar federal, state and local Laws and Orders, including all required filings with the Equal Employment Opportunity Commission and any other required filings relating to affirmative action or similar program. The Company has made all filings required by the Environmental Laws and other similar federal, state and local Laws. The Company has previously delivered to Purchaser and Parent all material reports and filings made or filed by the Company with respect to such matters.

         5.28. PROHIBITIONS ON CONDUCT OF BUSINESS. Neither the Sellers nor, to the knowledge of the Sellers, any employee of the Company are subject to any contractual prohibitions or restrictions whatsoever (other than restrictions in employment agreements between the Company and its employees), whether imposed by a noncompete or nonsolicitation agreement or otherwise, that impedes the ability of such person in any way to conduct the Acquired Business in all places and solicit customers and potential customers for the Acquired Business.

         5.29. INVESTMENT REPRESENTATIONS. The Company will be receiving shares of Common Stock for investment for the Company's own account, not on behalf of others, and not with a view to sell or otherwise distribute such shares except in accordance with all applicable securities Laws. The Sellers acknowledge that such shares of Common Stock have not been and will not be registered under the Securities Act or under any state securities Laws, and, therefore, can not be resold unless registered under the Securities Act and applicable state securities Laws or unless an exemption from registration is available; and, as a result, the Company must bear the risk of an investment in the Common Stock for a period of time. The Sellers have sufficient knowledge and experience in investment and business matters to understand the economic risk of such an investment and the risk involved in a commercial enterprise such as Parent. The Sellers have received and carefully read the SEC Documents. The Sellers have had an opportunity to ask questions of, and receive answers from, officers of the Parent concerning the Parent and the Common Stock and to obtain any additional information which the Sellers reasonably requested and is material to an investment decision. The Sellers have had the opportunity to review public filings of the Parent available on "www.sec.gov" and other websites generally available.

         5.30. FULL DISCLOSURE. No representation or warranty of the Sellers contained in this Agreement, the Other Agreements, the DISCLOSURE SCHEDULES, or any instrument, certificate, agreement or other writing delivered by or on behalf of any Seller pursuant to this Agreement or any Other Agreement or in connection with the transactions contemplated herein or therein contains any untrue or incomplete statement of a material fact or omits (or will omit) to state a material fact necessary to make the statements contained herein and therein not misleading. To the Sellers' knowledge, there is no fact which materially adversely affects, or in the future may materially adversely affect, the business, assets, properties, Liabilities, affairs, results of operations, condition (financial or otherwise), cash flows or prospects of the Company which has not been or is not disclosed in this Agreement, the DISCLOSURE SCHEDULES or in the other instruments, certificates, agreements or writings furnished to Purchaser or Parent by or on behalf of the Sellers pursuant to this Agreement or the Other Agreements or in connection with the transactions contemplated herein.

6.       REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT

         As an inducement to the Sellers to enter into and perform this Agreement, Purchaser and Parent hereby represent and warrant as follows:

         6.1. ORGANIZATION. Parent is a corporation, and Purchaser is a limited liability company, duly organized and validly existing under the Laws of the State of Georgia.

         6.2. AUTHORIZATION; NO INCONSISTENT AGREEMENTS. Each of Purchaser and Parent has full organizational power and authority to execute, deliver and perform this Agreement and the Other Agreements to which it is a party. This Agreement has been, and such Other Agreements have been duly and validly executed and delivered by Purchaser and Parent, respectively, and constitute the valid and legally binding obligations of Purchaser and Parent, subject to general equity principles, enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting the rights of creditors generally.

         6.3. INCONSISTENT OBLIGATIONS. The execution, delivery and performance of this Agreement and the Other Agreements to which Purchaser or Parent is a party, will not (i) result in a violation of their respective articles of organization or incorporation, bylaws, operating agreement or any Law, or (ii) result in a breach of, conflict with or default under any term or provision of any indenture, note, mortgage, bond, security agreement, loan agreement, guaranty, pledge or other instrument, contract, agreement or commitment or any Order to which Purchaser or Parent is a party or by which any of the assets of Purchaser or Parent is subject or bound, nor will such actions result in the creation of any Lien on any of the assets of Purchaser or Parent or the acceleration or creation of any Liability.

         6.4. CONSENTS. Except as set forth in the DISCLOSURE SCHEDULES, the execution, delivery and performance by Purchaser and Parent of this Agreement and the Other Agreements to which they are a party, and the consummation of the transactions contemplated herein and therein does not (a) require the consent, approval or action of, or any filing with or notice to, any Government or other Person, or (b) impose any other term, condition or restriction on Purchaser pursuant to any business combination or takeover Law. All such consents have been duly and validly made or obtained.

         6.5. AUTHORIZATION OF COMMON STOCK. The shares of Common Stock which comprise the Stock Consideration have been duly authorized and reserved for issuance at or before the Closing and, upon issuance to the Company as contemplated herein, will be fully paid and nonassessable, and the issuance thereof is not subject to any preemptive or other similar right. Parent has a sufficient number of shares of unissued Common Stock authorized under its articles of incorporation to remit the Stock Consideration.

         6.6. FINANCIAL STATEMENTS IN SEC DOCUMENTS. The financial statements of Parent included or incorporated by reference in the SEC Documents were prepared in accordance with GAAP and present fairly, in all material respects, in accordance with GAAP, the consolidated financial condition, results of operations and changes in financial position of Parent as of the dates and periods thereof.

7.       INDEMNITIES

         7.1. INDEMNIFICATION BY THE SELLERS. (a) In accordance with and subject to the provisions of this ARTICLE 7, the Sellers shall jointly and severally indemnify and hold harmless Purchaser, Parent, their Affiliates, and the officers, directors, agents and employees of Purchaser, Parent, and their Affiliates (collectively, the "PURCHASER INDEMNITEES") from and against and in respect of any and all loss, damage, diminution in value, Liability, cost and expense, including reasonable attorneys' fees and amounts paid in settlement (collectively, the "INDEMNIFIED LOSSES"), suffered or incurred by any one or more of the Purchaser Indemnitees by reason of, or arising out of:

                  (i) any misrepresentation or breach of representation or warranty of the Sellers to Purchaser, Parent, or both, contained in this Agreement, the Other Agreements, the DISCLOSURE SCHEDULES or any certificate, instrument, agreement or other writing delivered by or on behalf of any Seller pursuant to this Agreement, or the breach of any covenant or agreement of any Seller contained in this Agreement, any Other Agreement, or in the DISCLOSURE SCHEDULES or any certificate, instrument, agreement or other writing delivered to Purchaser or Parent by or on behalf of any Seller pursuant to this Agreement;

                  (ii) any and all Liabilities of the Sellers other than the Assumed Liabilities;

                  (iii) any and all Actions, Orders, assessments, fees and expenses incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnification; and

                  (iv) any Liability relating to any bankruptcy, insolvency or receivership involving the Company.

                  (b) The Sellers shall reimburse Purchaser Indemnitees on demand for any Indemnified Losses suffered by the Purchaser Indemnitees, based on the judgment of any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of claims, demands, or actions in respect of any Indemnified Losses. The Sellers shall have the opportunity to defend at their expense any claim, action or demand for which the Purchaser Indemnitees claim indemnity against the Sellers; provided that (i) the defense is conducted by reputable counsel approved by the Purchaser Indemnitees, which approval shall not be unreasonably withheld or delayed; (ii) the defense is expressly assumed in writing within ten (10) days after written notice of the claim, action or demand is given to the Sellers; and (iii) counsel for the Purchaser Indemnitees may participate at all times and in all proceedings (formal and informal) relating to the defense, compromise and settlement of the claim, action or demand at the expense of the Purchaser Indemnitees.

         7.2. INDEMNIFICATION BY THE PURCHASER AND PARENT. (a) In accordance with and subject to the provisions of this ARTICLE 7, the Purchaser and Parent shall jointly and severally indemnify and hold harmless the Sellers and their officers, directors, agents and employees, and Affiliates (collectively, the "SELLER INDEMNITEES") from and against and in respect of any and all Indemnified Losses suffered or incurred by any one or more of the Seller Indemnitees by reason of, or arising out of any misrepresentation or breach of representation or warranty of the Purchaser or Parent contained in this Agreement, the Other Agreements, the DISCLOSURE SCHEDULES or any certificate, instrument, agreement or other writing delivered by or on behalf of Purchaser or Parent pursuant to this Agreement, or the breach of any covenant or agreement of any Purchaser or Parent contained in this Agreement, any Other Agreement, or in the DISCLOSURE SCHEDULES or any certificate, instrument, agreement or other writing delivered to Sellers by or on behalf of Purchaser or Parent pursuant to this Agreement.

                  (b) The Purchaser and Parent shall reimburse the Seller Indemnitees on demand for any Indemnified Losses suffered by the Seller Indemnitees, based on the judgment of any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of claims, demands, or actions in respect of any Indemnified Losses. The Purchaser and Parent shall have the opportunity to defend at their expense any claim, action or demand for which the Seller Indemnitees claim indemnity against the Sellers; provided that (i) the defense is conducted by reputable counsel approved by the Seller Indemnitees, which approval shall not be unreasonably withheld or delayed; (ii) the defense is expressly assumed in writing within ten (10) days after written notice of the claim, action or demand is given to the Purchaser or Parent; and (iii) counsel for the Seller Indemnitees may participate at all times and in all proceedings (formal and informal) relating to the defense, compromise and settlement of the claim, action or demand at the expense of the Seller Indemnitees.

         7.3. ESCROW FUND. To secure the joint and several obligations of the Sellers arising under this Agreement, Parent, the Escrow Agent will hold the Stock Consideration as an escrow fund to be administered in accordance with the terms and provisions of an escrow agreement (the "ESCROW AGREEMENT") in substantially the form attached hereto as EXHIBIT G. The provisions of this Paragraph providing for an escrow fund shall not impose any limitation on any liability of the Sellers hereunder. The Escrow Agreement referred to herein is an Other Agreement within the meaning of this Agreement.

         7.4. SURVIVAL. The representations and warranties of the Sellers contained in this Agreement, any Other Agreement, the DISCLOSURE SCHEDULES or in any certificate, instrument, agreement or other writing delivered by or on behalf of any Seller pursuant to this Agreement or in connection with the transactions contemplated herein shall survive any investigation heretofore or hereafter made by or on behalf of Purchaser or Parent and the consummation of the transactions contemplated herein and all such representations and warranties shall be of no further force and effect after the second anniversary of the Closing ("SURVIVAL PERIOD"); provided, however, that the representations and warranties set forth in PARAGRAPHS 5.1, 5.2, 5.3, 5.7, 5.16, 6.1, 6.2, 6.3 and 6.5 shall survive indefinitely; and the representations and warranties set forth in PARAGRAPHS 5.17. 5.18 and 5.19 shall survive until 30 calendar days after the expiration of any applicable statute of limitations. Anything to the contrary notwithstanding, a claim for indemnification which is made but not resolved prior to the expiration of the Survival Period may be pursued and resolved after such expiration. Anything in this PARAGRAPH 7.4 to the contrary notwithstanding, the Sellers shall remain liable, during the Survival Period and thereafter, for all liabilities and obligations of the Company not assumed pursuant to PARAGRAPH 2.2, including, without limitation, the Excluded Liabilities specified in PARAGRAPH 2.3.

         7.5. LIMITATIONS ON INDEMNIFICATION. (a) The indemnification provided in PARAGRAPHS 7.1 and 7.2 shall not be required unless and until, at the time of any such determination, the total amount of Indemnified Losses subject to indemnification under such Paragraphs exceeds $20,000; and after such threshold has been reached, the total amount of such Indemnified Losses, including the initial $20,000, may be recovered.

                  (b) No party to this Agreement shall seek, be entitled to, or accept an award of punitive damages with respect to any Action brought by it against another party to this Agreement, if such Action arises from or is in connection with this Agreement.

8.       MISCELLANEOUS

         8.1. NOTICES. All notices or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by commercial overnight courier or delivery, signature requested, or by facsimile transmission, to the intended recipient thereof at its address or facsimile number set out below. Any such notice or communication shall be deemed to have been duly given immediately (if given or made in person or by facsimile confirmed by commercial overnight delivery of a copy thereof to the recipient in accordance with this PARAGRAPH 8.1 on the date of such facsimile), or two (2) days after commercial overnight delivery (if given or made by commercial overnight delivery), and in proving same it shall be sufficient to show that the envelope containing the same was delivered to the delivery service and duly addressed, or that receipt of a facsimile was confirmed by the recipient as provided above. The addresses and facsimile numbers of the parties for purposes of this Agreement are set forth on the signature page hereto below their respective signatures. Any party may change the address to which notices or other communications to such party shall be delivered or mailed by giving notice thereof to the other party hereto in the manner provided herein.

         8.2. COUNTERPARTS AND FACSIMILES. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures transmitted by telecopier shall be binding.

         8.3. GOVERNING LAW; CONSENT TO JURISDICTION AND VENUE. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Georgia, without regard to its conflicts of Laws rules. The parties hereby irrevocably and unconditionally consent and submit to the personal jurisdiction of any state or federal court sitting in Fulton County, Georgia, with respect to any Action to enforce this Agreement and the transactions contemplated hereby, and the parties also expressly consent and submit to and agree that venue in any such Action is proper in said courts and county, and the parties hereby expressly waive any and all personal rights under applicable law or in equity to object to the jurisdiction and venue of said courts and county. The jurisdiction and venue of the courts and county consented and submitted to and agreed upon in this PARAGRAPH 8.3 are not exclusive, but are cumulative and in addition to the jurisdiction and venue of any other court under any applicable law or in equity.

         8.4. WAIVER OF RIGHT TO JURY TRIAL. EACH PARTY HERETO WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

         8.5. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. No Seller may assign, delegate or otherwise transfer any of their rights or obligations under this Agreement, by operation of law or otherwise, without the written consent of Parent. This Agreement may be freely assigned by Purchaser or Parent to any Affiliate of Purchaser or Parent or in connection with any merger of Parent, Purchaser and their Affiliates with a third party or the acquisition of a substantial portion of the assets or capital stock of Parent, Purchaser and their Affiliates by a third party, or similar amalgamation or combination.

         8.6. PARTIAL INVALIDITY AND SEVERABILITY. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable Laws and are intended to be limited to the extent necessary to render this Agreement legal, valid and enforceable. If any term of this Agreement, or part thereof, not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a Forum of competent jurisdiction, it is the intention of the parties that the remaining terms hereof, or part thereof, shall constitute their agreement with respect to the subject matter hereof and all such remaining terms, or parts thereof, shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision.

         8.7. WAIVER. Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, but only if such waiver is evidenced by a writing signed by such party. No failure on the part of any party hereto to exercise, and no delay in exercising any right, power or remedy created hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by either party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No waiver by either party hereto of any breach of or default in any term or condition of this Agreement shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition hereof.

         8.8. HEADINGS. The headings of particular provisions of this Agreement are inserted for convenience only and shall not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement.

         8.9. NUMBER AND GENDER. Where the context requires, the use of the singular form herein shall include the plural, the use of the plural shall include the singular, and the use of any gender shall include any and all genders.

         8.10. ENTIRE AGREEMENT. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, and this Agreement contains the sole and entire agreement between the parties with respect to the matters covered hereby; provided, however, that any Secrecy Agreement between Parent and the Company shall continue in full force and effect in accordance with its terms. This Agreement shall not be altered or amended except by an instrument in writing signed by or on behalf of the party entitled to the benefit of the provision against whom enforcement is sought.

9.       DEFINITIONS

         For purposes of this Agreement, the following terms shall have the meanings specified with respect thereto below:

         "ACQUIRED ASSETS" shall have the meaning set forth in PARAGRAPH 1.1.

         "ACQUIRED BUSINESS" shall have the meaning set forth in the Recitals.

         "ACTION" shall mean any action, suit, litigation, complaint, counterclaim, claim, petition, mediation contest, or administrative proceeding, whether at Law, in equity, in arbitration or otherwise, and whether conducted by or before any Government or other Person.

         "AFFILIATE" of any specified Person shall mean any other Person directly or indirectly Controlling, Controlled by, or under direct or indirect common Control with such specified Person.

         "AFFILIATED ENTITY" or "AFFILIATED ENTITIES" shall have the meaning set forth in PARAGRAPH 5.17.

         "AGREEMENT" shall have the meaning set forth in the Preamble.

         "ASSIGNED CONTRACTS" shall have the meaning set forth in PARAGRAPH
1.1.

         "ASSUMED LIABILITIES" shall have the meaning set forth in PARAGRAPH
2.2.

         "AT-WILL EMPLOYEES" shall have the meaning set forth in PARAGRAPH 4.9.

         "BENEFIT PLANS" shall have the meaning set forth in PARAGRAPH 5.19.

         "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in the United States are required or authorized to be closed.

         "CLOSING DATE" shall have the meaning set forth in the Preamble.

         "CLOSING" shall have the meaning set forth in PARAGRAPH 3.1.

         "COBRA" shall have the meaning set forth in PARAGRAPH 5.19.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended, and as the context requires, the rules and regulations promulgated thereunder.

         "COMMON STOCK" shall mean the Common Stock, $1.00 Par Value Per Share, of Parent.

         "COMPANY'S SERVICES" shall have the meaning set forth in the Recitals.

         "COMPANY" shall have the meaning set forth in the Preamble.

         "CONFIDENTIAL INFORMATION" shall have the meaning set forth in PARAGRAPH 4.5.

         "CONTROL" means a Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract or otherwise.

         "DISCLOSURE SCHEDULES" shall have the meaning set forth in the introduction to ARTICLE 5.

         "DISPUTE" shall have the meaning set forth in PARAGRAPH 2.5.

         "ENVIRONMENTAL LAWS" shall mean all Laws, general or particular conditions, requirements, decrees, and covenants relating to health, safety and the environment, including, without limitation, Laws and covenants relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or Hazardous Materials or wastes of every kind and nature into the environment (including without limitation ambient air, surface water, ground water, soil and subsoil), or otherwise relating to the manufacture, generation, processing, distribution, application, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes, or to occupational or worker safety and health, and any and all Laws, directives, guidelines, policies, plans, Orders, stipulations, provisions and conditions of Environmental Permits, licenses, stipulations, certificates of authorization, and other operating authorizations, notices or demand letters issued, entered, promulgated or approved thereunder.

         "ENVIRONMENTAL PERMITS" shall mean all permits, licenses, certificates, approvals, authorizations, regulatory plans or compliance schedules required by applicable Environmental Laws, or issued by a Government pursuant to applicable Environmental Laws, or entered into by agreement of the party to be bound, relating to activities that affect human health or the environment, including, without limitation, permits, licenses, certificates, approvals, authorizations, regulatory plans and compliance schedules for air emissions, water discharges, pesticide and herbicide or other agricultural chemical storage, use or application, and Hazardous Material or Solid Waste generation, use, storage, treatment and disposal.

         "ERISA" shall have the meaning set forth in PARAGRAPH 5.19.

         "ERISA AFFILIATE" shall be defined to include any trade or business, whether or not incorporated, other than the Company, which has employees who are or have been at any time within the preceding six (6) years, treated pursuant to Section 4001(a)(14) of ERISA and/or Section 414 of the Code, as employees of a single employer which includes the Company.

         "ERISA PLANS" shall have the meaning set forth in PARAGRAPH 5.19.

         "ESCROW AGENT" shall mean the escrow agent named in the Escrow
Agreement.

         "ESCROW AGREEMENT" shall have the meaning set forth in PARAGRAPH 7.3.

         "ESCROW FUND" shall have the meaning set forth in PARAGRAPH 7.3.

         "EXCLUDED LIABILITIES" shall have the meaning set forth in PARAGRAPH
2.3.

         "FINAL CLOSING BALANCE SHEET" shall have the meaning set forth in PARAGRAPH 2.5.

         "FINANCIAL STATEMENTS" shall have the meaning set forth in PARAGRAPH
5.7.

         "FMLA" shall have the meaning set forth in PARAGRAPH 5.19.

         "FORM 10-K" shall have the meaning set forth in PARAGRAPH 4.13.

         "FORUM" shall mean any federal, national, state, local, municipal or foreign court, governmental agency, administrative body or agency, tribunal, private alternative dispute resolution system, or arbitration panel.

         "GAAP" shall mean generally accepted accounting principles in the United States, consistently applied.

         "GOVERNMENT" shall mean any federal, national, state, provincial, local, municipal, or foreign government or any department, commission, board, bureau, agency, instrumentality, unit, or taxing authority thereof.

         "HAZARDOUS MATERIAL" shall mean any substance or material, including without limitation raw materials, commercial products and wastes or waste products that, because of its quantity, concentration, or physical, chemical or infectious characteristics may cause or significantly contribute to an increase in mortality or an increase in serious, irreversible or incapacitating illness, or pose a substantial hazard to human health or the environment, including without limitation petroleum and all substances and materials designated as universal wastes, hazardous substances, toxic wastes, or other wise designated as hazardous or toxic, under any applicable Environmental Law.

         "HEREOF," "HEREIN," "HEREUNDER" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and "ARTICLE," "PARAGRAPH," "EXHIBIT" and like references are to this Agreement unless otherwise specified.

         "HIPAA" shall have the meaning set forth in PARAGRAPH 5.19.

         "HIRED EMPLOYEES" shall have the meaning set forth in PARAGRAPH 4.9.

         "IMPROVEMENTS" shall mean all buildings, structures and other improvements of any and every nature located on the Real Property and all fixtures attached or affixed, actually or constructively, to the Real Property or to any such buildings, structures or other improvements.

         "INDEMNIFIED LOSSES" shall have the meaning set forth in PARAGRAPH
7.1.

         "KNOWN," "TO THE KNOWLEDGE OF," "AWARE" or words of similar import employed in this Agreement with reference to any individual or entity shall be conclusively presumed to mean that the individual or entity has made reasonable efforts under the circumstances to become knowledgeable; in the case of the Company, "KNOWLEDGE" shall be deemed to be the individual and collective knowledge (as defined above) of its directors, senior officers, managers, team leaders and supervisors.

         "LAW" shall mean all federal, national, state, provincial, local, municipal or foreign constitutions, statutes, rules, regulations, norms, ordinances, acts, codes, legislation, treaties, conventions, common law principles, judicial decisions and similar laws and legal requirements, whether of the United States of America or any other jurisdiction as in effect from time to time.

         "LEASED REAL PROPERTY" shall have the meaning set forth in PARAGRAPH 5.12.

         "LIABILITY" shall mean any liability or obligation whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due.

         "LIEN" shall mean any mortgage, pledge, hypothecation, security interest, encumbrance, claim, restriction on use, lien or charge of any kind, or any rights of others, however evidenced or created (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the lien notice records or other similar legislation of any jurisdiction).

         "NLI" shall have the meaning set forth in PARAGRAPH 2.2.

         "ORDERS" shall mean all applicable orders, writs, judgments, injunctions, decrees, rulings, consent agreements, and awards of or by any Forum or entered by consent of the party to be bound.

         "OTHER AGREEMENTS" shall have the meaning set forth in PARAGRAPH 5.1.

         "PARENT" shall have the meaning set forth in the Preamble.

         "PERMITTED ENCUMBRANCES" shall have the meaning set forth in PARAGRAPH 1.1.

         "PERSON" shall include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a Government.

         "PREAMBLE" shall mean the introductory paragraph of this Agreement.

         "PRELIMINARY CLOSING BALANCE SHEET" shall have the meaning set forth in PARAGRAPH 2.5.

         "PURCHASER INDEMNITEES" shall have the meaning set forth in PARAGRAPH 7.1.

         "PURCHASER" shall have the meaning set forth in the Preamble.

         "REAL PROPERTY LEASE" shall have the meaning set forth in PARAGRAPH
5.12.

         "RECITALS" shall mean the paragraphs following the Preamble and preceding ARTICLE 1.

         "REFERENCE DATE BALANCE SHEET" shall have the meaning set forth in PARAGRAPH 5.7.

         "REFERENCE DATE" shall have the meaning set forth in PARAGRAPH 5.7.

         "RELATED PARTIES" shall have the meaning set forth in PARAGRAPH 5.22.

         "RESTRICTIVE COVENANTS" shall have the meaning set forth in PARAGRAPH 4.9.

         "RETURNS" shall have the meaning set forth in PARAGRAPH 5.17.

         "SEC DOCUMENTS" shall have the meaning set forth in PARAGRAPH 4.13.

         "SECURITIES ACT" shall have the meaning set forth in PARAGRAPH 4.14.

         "SELLER INDEMNITEES" shall have the meaning set forth in PARAGRAPH
7.2.

         "SELLER" or "SELLERS" shall have the meaning set forth in the Preamble.

         "SHAREHOLDER" or "SHAREHOLDERS" shall have the meaning set forth in the Preamble.

         "SHARES" shall have the meaning set forth in PARAGRAPH 5.2.

         "SHORTFALL" shall have the meaning set forth in PARAGRAPH 2.5

         "SOLID WASTE" shall mean any garbage, refuse, sludge from a waste treatment plant, water supply treatment plant, or air pollution control facility and other discarded material, including solid, liquid, semisolid, or contained gaseous material resulting from industrial, commercial, mining or agricultural operations.

         "SURVIVAL PERIOD" shall have the meaning set forth in PARAGRAPH 7.4.

         "TAXES" shall mean any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including without limitation income, gross receipts, excise, property, sales, use, customs, value added, consumption, transfer, license, payroll, employee income, withholding, social security, and franchise taxes, now or hereafter imposed or levied by the United States of America or any Government or by any department, agency or other political subdivision or taxing authority thereof or therein, all deposits required in connection therewith, and all interests, penalties, additions to tax, and other similar Liabilities with respect thereto.

         "TRADE SECRETS" shall have the meaning set forth in PARAGRAPH 4.5.

         "VCS" shall have the meaning set forth in PARAGRAPH 2.2.

         "WORKING CAPITAL" shall have the meaning set forth in PARAGRAPH 2.5.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed under seal as of the day and year first above written.


PURCHASER:                   WEGI ACQUISITION, LLC
                             (SEAL)

                             By:  ABRI Facility Services, Inc., Manager




                                   By:  /s/Alan R. Abrams
                                       ----------------------------------------
                                   Name:       Alan R. Abrams
                                   Title:      Co-Chairman, President and Chief
                                               Executive Officer
                             1945 The Exchange
                             Suite 300
                             Atlanta, GA 30339-2029
                             Tel: (770) 953-0304
                             Fax: (770) 953-9922


PARENT:                      ABRAMS INDUSTRIES, INC.
                             (SEAL)




                             By: /s/Alan R. Abrams
                                ----------------------------------------
                             Name: Alan R. Abrams
                             Title:     Co-Chairman, President and Chief
                                        Executive Officer
                             1945 The Exchange
                             Suite 300
                             Atlanta, GA 30339-2029
                             Tel: (770) 953-0304
                             Fax: (770) 953-9922

COPY ALL NOTICES SENT TO PURCHASER OR PARENT PURSUANT
TO PARAGRAPH 8.1 TO:

Kilpatrick Stockton LLP
Attn: David A. Stockton, Esq.
1100 Peachtree Street
Atlanta, Georgia 30309
Tel: (404) 815-6500
Fax: (404) 815-6555


                       [SIGNATURES CONTINUE ON NEXT PAGE]

                   [SIGNATURES CONTINUED FROM PRECEDING PAGE]

COMPANY:                     THE WHEATSTONE ENERGY GROUP, INC.
                             (SEAL)

                             By:/s/Paul M. Williams
                                -------------------------------------------
                             Name:    Paul M. Williams
                             Title:   President and Chief Executive Officer
                             1231 Collier Road, NW
                             Suite O
                             Atlanta, GA 30318-2322
                             Tel: (404) 352-1148
                             Fax: (404) 352-1407

        SHAREHOLDER'S
          PERCENTAGE:
                                 SHAREHOLDERS:




                  51%            /s/Paul M. Williams                        (LS)
                                 -------------------------------------------
                                 Name:  Paul M. Williams
                                 Address:
                                           -------------------------------------

                                           -------------------------------------
                                 Facsimile No.:
                                                  ------------------------------




                  49%            /s/M. Todd Jarvis                          (LS)
                                 -------------------------------------------
                                 Name:  M. Todd Jarvis
                                 Address:
                                           -------------------------------------

                                           -------------------------------------
                                 Facsimile No.:
                                                  ------------------------------

COPY ALL NOTICES SENT TO SELLERS PURSUANT TO
PARAGRAPH 8.1 TO:

Seyfarth Shaw LLP
Attn: W. Clayton Sparrow, Jr., Esq.
One Peachtree Point
1545 Peachtree Street
Suite 700
Atlanta, GA 30309-2401
Tel: (404) 885-6699
Fax: (404) 892-7056

Pursuant to Item 601(b)(2) of Regulation S-K, the filing of this Agreement and Plan of Reorganization omits the following exhibits and schedules (unless otherwise indicated). The registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request. Capitalized terms used in the following lists are defined in the Agreement and Plan of Reorganization.

               LIST OF THE SCHEDULE AND EXHIBITS TO AGREEMENT AND
                             PLAN OF REORGANIZATION

         Schedule A...............................................Working Capital Calculations Adjustment
         Exhibit A................................................Employment Agreement of Paul Williams
         Exhibit B................................................Employment Agreement of Todd Jarvis
         Exhibit C................................................Employment Agreement of James Dore
         Exhibit D................................................Employment Agreement of Pamela Joiner
         Exhibit E................................................Bill of Sale and Assignment
         Exhibit F................................................Assumption Agreement
         Exhibit G................................................Escrow Agreement


                               LIST OF SCHEDULES

         Schedule 1.1.............................................Permitted Encumbrances
         Schedule 1.1(b)..........................................Personal Property
         Schedule 1.1(e)..........................................Excluded Contracts
         Schedule 1.1(f)..........................................Company Claims
         Schedule 1.2(e)..........................................Insurance Policies
         Schedule 1.2(g)..........................................Transferred Agreements
         Schedule 1.2(k)..........................................Prepaid Expenses and Deposits
         Schedule 2.2(a)..........................................Assumption of Obligations
         Schedule 2.2(c)*.........................................National Loan Investors
         Schedule 2.2(d)*.........................................Venture Capital Solutions
         Schedule 2.2(e)..........................................Pre-Closing Expenses
         Schedule 2.3(h)..........................................Liabilities to Related Parties
         Schedule 2.3(r)..........................................Liabilities not Assumed
         Schedule 3.2(a)..........................................Parent and Purchaser Deliveries
         Schedule 3.2(b)..........................................Seller Deliveries
         Schedule 4.5(a)(i).......................................Covenants Against Competition
         Schedule 4.9(a)..........................................Employees with Employment Agreements listed in Exhibits
         Schedule 4.9(b)..........................................Employees
         Schedule 4.10............................................Assets of Shareholders

         Schedule 4.15............................................Release of Shareholder Guarantees
         Schedule 5.1.............................................Organization, Authority and Qualification
         Schedule 5.2(b)..........................................Corporate Power
         Schedule 5.2(e)..........................................Share Ownership
         Schedule 5.3(b)..........................................Capacity, Inconsistent Obligations
         Schedule 5.4.............................................Consents
         Schedule 5.5.............................................No Violation; Compliance with Laws
         Schedule 5.6.............................................Possession of Licenses
         Schedule 5.7.............................................Financial Statements; Financial Condition
         Schedule 5.9.............................................Title to Properties
         Schedule 5.12............................................Real Property
         Schedule 5.13............................................Intellectual Property Rights
         Schedule 5.14(a).........................................Assigned Contracts
         Schedule 5.14(b).........................................Events of Default
         Schedule 5.14(c).........................................Termination; Non-Renewal of Contracts
         Schedule 5.16............................................Litigation; Contingencies
         Schedule 5.17............................................Taxes
         Schedule 5.18(a).........................................Labor Matters
         Schedule 5.18(b).........................................Company Employment Contracts
         Schedule 5.19(a).........................................ERISA Plans
         Schedule 5.19(b).........................................Prohibited Transactions
         Schedule 5.22(a).........................................Related Party Transactions
         Schedule 5.22(c).........................................Escolutions
         Schedule 5.22(d).........................................Other Business Interests
         Schedule 5.23............................................Company Accounts
         Schedule 5.24(a).........................................Inventory
         Schedule 5.24(b).........................................Product Standards
         Schedule 5.25............................................Customer Relations
         Schedule 5.26............................................Absence of Changes
         Schedule 5.28............................................Prohibitions on the Conduct of Business
         Schedule 6.4.............................................Additional Consents to Transaction

*--Filed herewith.

         SCHEDULE 2.2(C)

         A $1 million 10-year promissory note of Purchaser with interest only payments due monthly until maturity at the rate of Prime plus 1.5% per annum, adjusted every six months. The note may be fully repaid at the discounted payoff amount of $850,000 plus accrued and unpaid interest and charges beginning on the first day after the 60th month of the Closing Date. Purchaser and Parent's liability for fees and expenses of NLI shall be limited to $5,000.

         SCHEDULE 2.2(D)

         (1) 110,000 shares of unregistered, restricted Common Stock of Parent.

         (2) A 10-year warrant to purchase 40,000 shares of unregistered, restricted Common Stock of Parent at an exercise price of $5.10 per share.

         (3) A $295,000 promissory note of Purchaser with the following terms:

         Note amount:               $295,000.00
         Interest rate:             6.80%
         Payments:

                  Interest Payable annually on December 30, beginning December 30, 2004, and computed on the outstanding Note balance, using a 360-day year.

                  Principal         Payable on the anniversary date of the Note
                                    as follows -
                                            Fourth anniversary - $20,000
                                            Fifth anniversary - $40,000
                                            Sixth anniversary - $85,000
                                            Seventh anniversary - $150,000

                  Prepayment penalty:       None